Exhibit 99.1

Execution Copy

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of December 9, 2011

among

THE E.W. SCRIPPS COMPANY,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

SUNTRUST BANK,

as Administrative Agent,

ROYAL BANK OF CANADA,

as Documentation Agent,

U.S. BANK NATIONAL ASSOCIATION

and

FIFTH THIRD BANK,

as Co-Syndication Agents

and

FIRST TENNESSEE BANK NATIONAL ASSOCIATION,

as Managing Agent

SUNTRUST ROBINSON HUMPHREY, INC.

U.S. BANK NATIONAL ASSOCIATION

FIFTH THIRD BANK

and

RBC CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Bookrunning Managers

Schedules
Schedule I	—	Applicable Margin
Schedule II	—	Commitment Amounts
Schedule 3.1	—	Real Estate Locations for Mortgage Filings
Schedule 4.3	—	Equity Interests
Schedule 4.4	—	Third Party Consents
Schedule 4.6(a)	—	Litigation and Liabilities
Schedule 4.6(b)	—	Environmental Matters
Schedule 4.8	—	Material Contracts
Schedule 4.10	—	Taxes
Schedule 4.12	—	ERISA Matters
Schedule 4.13(b)	—	Intellectual Property
Schedule 4.13(c)	—	Insurance
Schedule 4.16	—	Subsidiaries
Schedule 4.20	—	Real Property
Schedule 4.22	—	Prior Names
Schedule 4.24	—	Broker Fees
Schedule 5.12	—	Deposit Accounts and Securities Accounts
Schedule 5.16	—	Post-Closing Obligations
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments
Schedule 7.7	—	Affiliate Transactions
Schedule 7.11	—	Existing Guarantees
Exhibits
Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Swingline Note
Exhibit C	—	Form of Term Loan Note
Exhibit D	—	Form of Assignment and Acceptance
Exhibit E	—	Form of Subsidiary Guaranty Agreement
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Security Agreement
Exhibit H	—	Form of Collateral Assignment
Exhibit I	—	Form of Environmental Indemnity Agreement
Exhibit J	—	Form of Mortgage / Deed of Trust
Exhibit 2.4	—	Form of Notice of Revolving Borrowing
Exhibit 2.5	—	Form of Notice of Swingline Borrowing
Exhibit 2.7	—	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(viii)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(xi)	—	Form of Officer’s Certificate
Exhibit 3.1(b)(xxii)	—	Form of Solvency Certificate
Exhibit 5.1(d)	—	Form of Compliance Certificate

v

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2011, by and among THE E.W. SCRIPPS COMPANY, an Ohio corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Administrative Agent, Lenders and the Issuing Bank establish a credit facility in favor of the Borrower in the initial aggregate amount of $300,000,000, which will include a $212,000,000 term loan facility and a $88,000,000 revolving credit facility with a $10,000,000 swingline subfacility and a $30,000,000 letter of credit subfacility, on the terms and conditions contained herein;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of, and severally to make the term loans to, the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions . In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“ACH Transactions” shall mean any cash management or related services including the automated clearinghouse transfer of funds by the Administrative Agent or any Lender (or any Affiliate of the Administrative Agent or any Lender) for the account of a Loan Party pursuant to agreement or overdrafts.

“Acquisition” means the purchase by Scripps Media of all of the issued and outstanding capital stock of the Target pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated October 3, 2011, between The McGraw-Hill Companies, Inc. and Scripps Media.

“Acquisition Basket” means, at any time of determination, the sum of (i) $25,000,000; plus (ii) an aggregate amount of $75,000,000 if, as of the date of determination and immediately after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, the Leverage Ratio is less than 2.00:1.00; plus (iii) an aggregate amount of $50,000,000 if, as of the date of determination and immediately after giving effect to the proposed Permitted Acquisition, the Loan Parties have unrestricted Cash (which shall include Cash subject to a Lien securing the Obligations) of not less than $100,000,000; provided, that the requirement to have unrestricted Cash of not less than $100,000,000 shall cease to apply if the Term Loan has been repaid in full at the time of determination.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries in exchange for any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in connection with such Permitted Acquisition, provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereto by the Borrower or any of its Subsidiaries.

“Acquisition Documents” shall mean, collectively, the Acquisition Agreement and all documents executed in connection therewith, including, without limitation, any escrow agreement or indemnity agreement entered into in connection with the same.

“Acquisition Payments” shall have the meaning assigned to such term in Section 2.12(e).

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. As of the Agreement Date, the Aggregate Revolving Commitment Amount is $88,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Revolving Credit Exposure” shall mean, collectively, the Revolving Credit Exposure of all Lenders at any time of determination.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Lending Office” shall mean, for each Lender and for each Type or Class of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type or Class of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type or Class are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to all Loans outstanding on any date and the Revolving LC Participation Fee the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.15(a).

“Applicable Percentage” shall mean, at any date, with respect to the commitment fee, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.15(a).

“Appraisal” means, with respect to any Real Estate, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under applicable law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining the “as is” market value of such Real Estate as between a willing buyer and a willing seller.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) a Lender Affiliate of a Lender or (iii) an entity or a Lender Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit D attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Effective Date to but excluding the Revolving Commitment Termination Date.

“Bank Product Documents” shall mean all agreements entered into from time to time by a Loan Party evidencing Bank Products.

“Bank Products” shall mean each and any of the following types of services or facilities extended to a Loan Party by any Lender or any Affiliate of any Lender: (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH Transactions, and interstate depository network services); (c) return items; (d) Hedging Transactions; (e) pension related products; and (f) foreign exchange; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 2.27, the applicable Lender or Affiliate of any Lender providing such Bank Product must have previously provided written notice to the Administrative Agent (with a copy to the Borrower) of (i) the existence of such Bank Product, (ii) the maximum dollar amount of net obligations arising thereunder (“Bank Product Amount”), and (iii) the methodology to be used by such party in determining the Indebtedness owing from time to time in respect thereof, which written notice may be updated from time to time as determined by the applicable Lender or Affiliate of any Lender as to the then-current Bank Product Amount. No Bank Product Amount may be established or increased at any time that an Event of Default of which such Lender or Affiliate of any Lender has knowledge exists.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) LIBOR determined on a daily basis for a period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Blocked Account” shall have the meaning specified in Section 5.12.

“Blocked Account Agreement” shall mean any agreement executed by a depository bank and the Administrative Agent, for the benefit of the Lenders, and acknowledged and agreed to by a Loan Party, in form acceptable to the Administrative Agent in its sole discretion.

“Blocked Person” shall have the meaning specified in Section 4.19.

“Borrower” shall have the meaning specified in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Revolving Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (ii) Term Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (iii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits are carried on in the London interbank market.

“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the aggregate of all expenditures made by the Borrower or its Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Borrower and its Subsidiaries, including, without limitation, Capitalized Lease Obligations of the Borrower and its Subsidiaries.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” shall mean money, currency or a credit balance of any Loan Party in any demand deposit account located in the United States of America.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (a) the Trust or the beneficiaries thereof shall not be the direct or indirect owner, beneficially and of record, of at least 51% of the issued and outstanding Common Voting Shares, $.01 par value per share, of the Borrower and any other common stock at any time issued by the Borrower, other than the Borrower’s Class A Common Shares, $.01 par value per share, or (b) the Borrower ceases to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of its Subsidiaries except (i) as otherwise permitted pursuant to Section 7.3(a), (ii) for Non-Wholly Owned Subsidiaries and (iii) as permitted in connection with a Permitted Acquisition.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the

Issuing Bank (or for purposes of Section 2.18(b), by the parent corporation of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or a Swingline Commitment.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all Property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other Property of the Loan Parties that is now or hereafter in the possession or control of any Lender, or on which any Lender has been granted a Lien.

“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the Property of the Loan Parties and providing the Administrative Agent access to its Collateral.

“Collateral Assignment” shall mean that certain Collateral Assignment of Stock Purchase Documents dated as of the Effective Date and substantially in the form of Exhibit H hereto between Scripps Media and the Administrative Agent, on behalf of, and for the benefit of, the Lenders.

“Collateral Related Account” shall mean all deposit, investment, collection, clearing and concentration accounts (other than petty cash accounts, local accounts for deposits from newspaper machines, trust accounts, payroll accounts and employee benefit accounts which at no time shall contain or relate to Collateral) into which any proceeds of Collateral are deposited, collected or invested (including all cash and other funds on deposit therein).

“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment and, to the extent the Borrower exercises its right to incremental facilities under Section 2.24 hereof, shall include each New Commitment.

“Compliance Certificate” shall mean a certificate from the chief executive officer, the chief financial officer or treasurer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) unusual and non-recurring non-cash charges recorded during such period (other than any non-cash charge that represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period), (E) for any period ending on or prior to December 31, 2012, restructuring charges and related expenses incurred during such period; provided, that the aggregate amount of all such restructuring charges and related expenses added pursuant to this clause (E) shall not exceed $10,000,000, (F) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the officers, directors and employees of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case for such period, (G) transaction fees, costs and expenses incurred on or prior to the Effective Date in connection with the Related Transactions and the incurrence of the Obligations hereunder which fees, costs and expenses do not exceed $4,000,000 in the aggregate and are paid to Persons that are not Affiliates of the Borrower or its Subsidiaries and (H) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB ASC 815 minus (iii) to the extent included in determining Consolidated Net Income for such period and without duplication, any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB ASC 815.

Notwithstanding the foregoing:

(a) Consolidated EBITDA for the Borrower and its Subsidiaries (including, for the avoidance of doubt, the Target) for the following historical Fiscal Quarters (to the extent applicable) shall be deemed to be the amount set forth below under the heading “Total Consolidated EBITDA” with respect to such Fiscal Quarter:

	September 30,	September 30,	September 30,
Fiscal Quarter Ending	Consolidated EBITDA (excluding Target)	EBITDA of Target	Total Consolidated EBITDA
December 31, 2010	$45,300,000	$7,600,000	$52,900,000
March 31, 2011	$4,800,000	$3,200,000	$8,000,000
June 30, 2011	$11,600,000	$5,300,000	$16,900,000
September 30, 2011	$5,500,000	$3,600,000	$9,100,000

(b) Consolidated EBITDA for the Borrower and its Subsidiaries (including the Target) for any Fiscal Quarter ending after September 30, 2011 and on or prior to the Effective Date shall be deemed to be (i) the actual Consolidated EBITDA of the Borrower and its Subsidiaries (excluding the Target) for such Fiscal Quarter calculated in accordance with the foregoing definition plus (ii) the actual “Adjusted Broadcasting Cash Flow” (as set forth in the unaudited financial statements of the Target) of the Target for such Fiscal Quarter calculated in a manner consistent with the calculation of “Adjusted Broadcasting Cash Flow” reported in the unaudited financial statements of the Target dated as of September 30, 2011; and

(c) Consolidated EBITDA for the Borrower and its Subsidiaries (including the Target) for the Fiscal Quarter during which the Effective Date occurs (unless the Effective Date occurs on the last day of a Fiscal Quarter, in which case, Consolidated EBITDA for such Fiscal Quarter shall be calculated in accordance with clause (b) above) shall be deemed to be (i) the actual Consolidated EBITDA of the Borrower and its Subsidiaries (including the Target for any portion of such Fiscal Quarter occurring after the Effective Date) for such Fiscal Quarter calculated in accordance with the foregoing definition plus (ii) an amount equal to $1,000,000 multiplied by the number of full calendar months that have elapsed prior to (including the calendar month ending on the Effective Date) the Effective Date in such Fiscal Quarter (but in any event not to exceed $2,000,000).

“Consolidated Fixed Charges” shall mean for the Borrower and its Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (a) scheduled payments of principal made with respect to Indebtedness (for purposes of this definition, ‘principal’ shall include the principal component of payments for such period in respect of Capitalized Lease Obligations) during such period, (b) Consolidated Interest Expense paid in cash during such period, (c) Capital Expenditures made during such period and (d) Consolidated Income Tax Expense paid in cash (less cash refunds received) during such period. Notwithstanding the foregoing, (1) scheduled principal payments under clause (a) above and Consolidated Interest Expense under clause (b) above, for any four Fiscal Quarter period ending prior to the fourth full Fiscal Quarter following the Effective Date, shall be deemed to be as follows: (i) for the period ending on the last day of the first full Fiscal Quarter after the Effective Date, for the Borrower and its Subsidiaries on a consolidated basis, scheduled payments of principal made with respect to Indebtedness and Consolidated Interest Expense paid in cash, in each case during the one Fiscal Quarter period ending on such date multiplied by 4, (ii) for the period ending on the last day of the second full Fiscal Quarter after the Effective Date, for the Borrower and its Subsidiaries on a consolidated basis, scheduled payments of principal made with respect to Indebtedness and Consolidated Interest Expense paid in cash, in each case during the two Fiscal Quarter period ending on such date multiplied by 2, and (iii) for the period ending on the last day of the third full Fiscal Quarter after the Effective Date, scheduled payments of principal made with respect to Indebtedness and Consolidated Interest Expense paid in cash, in each case during the three Fiscal Quarter period ending on such date multiplied by 4/3, (2) Capital Expenditures made by the Target shall not be included under clause (c) in the above calculation for any four Fiscal Quarter period ending prior to the fourth full Fiscal Quarter following the Effective Date (other than as expressly set forth in the following clause (3)) and (3) the following amounts for the Target shall be added to Capital Expenditures calculated for a period ending as follows: (x) for the period ending on the last day of the first full Fiscal Quarter after the Effective Date, Capital Expenditures made by the Target during the one Fiscal Quarter period ending on such date multiplied by 4, (y) for the period ending on the last day of the second full Fiscal Quarter after the Effective Date, Capital Expenditures made by the Target during the two Fiscal Quarter period ending on such date multiplied by 2, and (z) for the period ending on the last day of the third full Fiscal Quarter after the Effective Date, Capital Expenditures made by the Target during the three Fiscal Quarter period ending on such date multiplied by 4/3.

“Consolidated Income Tax Expense” shall mean, for the Borrower and its Subsidiaries determined on a consolidated basis, for any period, income tax expense or benefit determined in accordance with GAAP for such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) interest expense and loan fees, including capitalized and non-capitalized interest and the interest component of Capital Lease Obligations (whether or not actually paid during such period) and (ii) the net amount payable (minus the net amount receivable) under any Hedging Transaction during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses (other than losses arising out of discontinued operations), (ii) any gains attributable to write-ups of assets, (iii) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower on the date that such Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower, (iv) any Equity Interest of the Borrower and its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary, (v) the income of any Subsidiary of the Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of any Requirement of Law or any agreement, instrument, or judgment applicable to that Subsidiary, (vi) any impairment charges, amortization of or immediate recognition of actuarial gains or losses, in each case, only to the extent such items are non-cash in nature, on the Borrower’s or its Subsidiaries’ defined benefit pension plans and (vii) any gains or losses attributable to Dispositions.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, subject to Section 2.23(b)(ii), any Lender that (a) has failed to (i) fund all or any portion of any Loan within two Business Days of the date such Loan was required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)(ii)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Disposition” means the sale, lease, conveyance or other disposition of Collateral or other Property of the Borrower or any Subsidiary of the Borrower including, without limitation, any Sale/Leaseback Transaction; provided that, solely for purposes of Section 2.12(c), sales or dispositions permitted pursuant to clauses (a), (b) and (e) of Section 7.6 shall not be deemed to be a Disposition.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Effective Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.

“Environmental Indemnity Agreement” shall mean the Environmental Indemnity Agreement dated as of the Effective Date and substantially in the form of Exhibit I among the Loan Parties and the Administrative Agent.

“Environmental Laws” shall have the meaning assigned to the term “Environmental Laws” in the Environmental Indemnity Agreement.

“Environmental Liability” shall have the meaning assigned to the term “Losses” in the Environmental Indemnity Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower, any Subsidiary or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Eurodollar” when used in reference to any Loan or Borrowing of a Loan, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D, T, U and X). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D, T, U and X. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Event of Loss” shall mean (a) with respect to any Collateral or any other Property of the Borrower or any Domestic Subsidiary, any of the following: (i) any loss, destruction or damage of such Property; or (ii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such asset or the requisition of the use of such asset and (b) the occurrence of any event, condition or circumstance pursuant to which the Borrower or any of its Domestic Subsidiaries are or become entitled to receive amounts as a result of an insurance policy for business interruption.

“Excess Availability” shall mean, as of any date of determination, the amount (if any) by which (a) the Aggregate Revolving Commitment Amount on such date of determination exceeds (b) the Aggregate Revolving Credit Exposures for all Lenders on such date of determination.

“Excess Cash Flow” shall mean, for any Fiscal Year of the Borrower, an amount equal to, (a) the sum of: (i) Consolidated EBITDA for such Fiscal Year plus (ii) the net decrease in Working Capital during such Fiscal Year minus (b) the sum of the following (without duplication and determined on a consolidated basis for the Borrower and its Subsidiaries): (i) Consolidated Income Tax Expense paid in cash (less cash refunds received) during such Fiscal Year; (ii) the aggregate Consolidated Interest Expense paid in cash during such Fiscal Year; (iii) scheduled repayments of principal in respect of Indebtedness (for purposes of this definition, ‘principal’ shall include the principal component of payments for such period in respect of Capitalized Lease Obligations) paid in such Fiscal Year; (iv) voluntary prepayments applied to the Term Loans in such Fiscal Year; (v) Capital

Expenditures made during such Fiscal Year which are not financed with Indebtedness; and (vi) the net increase in Working Capital during such Fiscal Year. For the avoidance of doubt, the calculation of Excess Cash Flow for the Fiscal Year 2012 if the Effective Date occurs in such Fiscal Year shall exclude Consolidated EBITDA (including, without limitation, any deemed amount added to Consolidated EBITDA pursuant to clause (c)(ii) of the definition of “Consolidated EBITDA”) of, and amounts described in clause (b) above with respect to, the Target for any portion of such Fiscal Year occurring prior to the Effective Date.

“Excluded Accounts” shall mean that certain trust account number 000134678 at HSBC Bank which account is utilized for certain disability payments to be made by the Borrower or its Subsidiaries.

“Existing Credit Agreement” shall mean that certain Amended and Restated Revolving Credit Agreement dated as of August 5, 2009, by and among the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto, and SunTrust Bank, as administrative agent, as amended, restated or otherwise modified prior to the Effective Date.

“Existing Letter of Credit” means that certain letter of credit (LC#: F853566) issued on March 16, 2009 in the stated amount of $855,000 issued by SunTrust Bank for the benefit of Continental Casualty Company.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).

“Fair Market Value” shall mean with respect to any Real Estate, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of October 3, 2011, executed by SunTrust Robinson Humphrey, Inc. and the Administrative Agent, and accepted by the Borrower.

“Financial Covenants” shall mean the financial covenants applicable to the Borrower from time to time pursuant to ARTICLE VI.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of the most recently ended Fiscal Quarter of the Borrower on any date of determination, for the four Fiscal Quarter period then ended, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such Period.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” shall have the meaning assigned to such term in the Environmental Indemnity Agreement.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increased Amount Date” shall have the meaning set forth in Section 2.24.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables and obligations regarding programming rights incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables and obligations regarding programming rights overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables and obligations regarding programming rights are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and clauses (x) and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (x) Off-Balance Sheet Liabilities, and (xi) all Hedging Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of this Agreement, the amount of any Indebtedness referred to in clause (xi) of the preceding sentence shall be amounts, including any termination payments, required to be paid to a counterparty after giving effect to any contractual netting arrangements, and not any notional amount with regard to which payments may be calculated.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond (A) the Revolving Credit Termination Date with respect to Revolving Loans or (B) the Term Loan Maturity Date with respect to Term Loans.

“Investments” shall have the meaning as set forth in Section 7.4.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of the Borrower and each Subsidiary whether now existing or hereinafter created or arising and shall in any event include all new and unused paper owned by the Borrower or any of its Subsidiaries, aged less than one year from date of receipt from the manufacturer and utilized in the publication of various newsprint media as well as advertisements within such publications, and wherever located.

“Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.22.

“Knoxville Lease” shall mean the Lease dated as of August 30, 2002 between The Industrial Development Board of The City of Knoxville, Tennessee, a Tennessee public nonprofit corporation, as lessor, and Scripps Media (formerly known as Scripps Howard Publishing, Inc., a Delaware corporation, successor by merger to Scripps Howard Broadcasting Company, an Ohio corporation, successor by merger to Knoxville News-Sentinel Company, a Tennessee corporation), as lessee, evidenced by that certain Memorandum of Lease, dated as of and recorded August 30, 2002, as Instrument Number 200208300017946 in the official records of Knox County, Tennessee.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $30,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender Affiliate” shall mean, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” shall have the meanings correlative thereto.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include the Revolving Credit Lenders, the Term Loan Lenders, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.24.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 8.2(d).

“Leverage Ratio” shall mean, for any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Subsidiary Guaranty Agreement, the Blocked Account Agreements, the Fee Letter, all Collateral Access Agreements, the LC Documents, the Security Documents, any Environmental Indemnity Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, all

Compliance Certificates and any and all other instruments, agreements, documents and writings executed by and among any Loan Party, the Administrative Agent or any Lender, the Swingline Lender or the Issuing Bank in connection with any of the foregoing, including, without limitation, any environmental indemnities related to Real Estate; provided, however, that, notwithstanding the foregoing, none of the Bank Product Documents shall constitute Loan Documents.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Term Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Majority Revolving Credit Lenders” means, at any time, Non-Defaulting Lenders holding at least a majority in interest of the Aggregate Revolving Commitments held by Non-Defaulting Lenders at such time or if the Revolving Commitments have been terminated, then Non-Defaulting Lenders owed or holding at least a majority in interest of the Aggregate Revolving Credit Exposure held by Non-Defaulting Lenders at such time.

“Majority Term Loan Lenders” means, at any time, Non-Defaulting Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Loans held by all Non-Defaulting Lenders at such time.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, condition (financial or otherwise), assets, operations, liabilities (contingent or otherwise) or properties of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to pay any of their obligations under the Loan Documents or perform any of their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents, (iv) the legality, validity or enforceability of any of the Loan Documents or (v) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral.

“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which the Borrower or any Subsidiary of the Borrower is or becomes a party and which are required to be filed with the U.S. Securities and Exchange Commission under Regulation S-K.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding amount exceeding $7,500,000.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real property granting a Lien on such interest in real estate as security for the payment of Obligations which shall be substantially in the form of Exhibit J or such other form as reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Disposition, Event of Loss or any issuance by the Borrower or any Subsidiary of any Equity Interests or the incurrence by the Borrower or any Subsidiary thereof of any Indebtedness (other than the Obligations), in each case, after the Effective Date, the aggregate amount of cash (including all insurance proceeds) received as a result of such Disposition, Event of Loss, issuance of Equity Interests or incurrence of such Indebtedness, net of (x) reasonable and customary transaction costs properly attributable to such transaction and payable by the Borrower or such Subsidiary to a non-Affiliate in connection with such Disposition, Event of Loss or the issuance of any Equity Interests or the incurrence of any Indebtedness, including, without limitation, sales commissions and underwriting discounts, and (y) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or such Subsidiary that are directly attributable to such Disposition, Event of Loss, issuance of Equity Interests or the incurrence of any such Indebtedness.

“New Commitments” shall have the meaning as set forth in Section 2.24.

“New Lender” shall have the meaning as set forth in Section 2.24.

“New Revolving Commitments” shall have the meaning as set forth in Section 2.24.

“New Revolving Credit Lender” shall have the meaning as set forth in Section 2.24.

“New Revolving Loan” shall have the meaning as set forth in Section 2.24.

“New Term Loan” shall have the meaning as set forth in Section 2.24.

“New Term Loan Commitments” shall have the meaning as set forth in Section 2.24.

“New Term Loan Lender” shall have the meaning as set forth in Section 2.24.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Wholly Owned Subsidiaries” shall mean the following Subsidiaries of the Borrower: Evansville Courier Company, Inc., Memphis Publishing Company, Longview Holdings and Citywide InfoTech Co. Ltd.

“Notes” shall mean, collectively, the Revolving Credit Notes, Term Loan Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.4.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.5.

“Obligations” shall mean (a) all amounts owing by the Borrower or any other Loan Party to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and (b) all obligations of the Borrower or any other Loan Party in respect of Bank Products between the Borrower or such Loan Party and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patriot Act” shall have the meaning set forth in Section 10.14.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate or certificates of the Loan Parties in substantially the form of Exhibit F hereto.

“Permitted Acquisition” shall have the meaning set forth in Section 7.3(b).

“Permitted Acquisition Target” shall have the meaning set forth in Section 7.3(b).

“Permitted Investments” shall mean:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Liens” shall mean, as applied to any Person:

(a) Any Lien in favor of the Administrative Agent or any other Lender given to secure the Obligations;

(b)(i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;

(c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e) Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not materially interfere with the ordinary conduct of the business of such Person;

(f) [reserved];

(g) Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) Liens on assets of the Borrower or any of its Subsidiaries existing as of the Effective Date which are set forth on Schedule 7.2;

(i) Statutory Liens in favor of landlords with respect to Inventory at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(j) with respect to Real Estate subject to a Mortgage, Permitted Encumbrances (as defined in such Mortgage); and

(k) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with the Financial Covenants, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence, assumption, acquisition or repayment of any Indebtedness after the first day of the relevant period of four consecutive Fiscal Quarters (the “Relevant Period”) (including any incurrence of Indebtedness to finance a transaction or payment giving rise for the need to make such determination) as if such Indebtedness had been incurred, assumed, acquired or repaid on the first day of such Relevant Period, (y) the making of any Restricted Payment or Permitted Acquisition after the first day of the Relevant Period as if such Restricted Payment or Permitted Acquisition had been made on the first day of such Relevant Period and (z) the sale or other disposition of assets (including sales in connection with a Sale/Leaseback Transaction) after the first day of the Relevant Period as if such asset sale had been made as of the first day of such Relevant Period.

“Pro Rata Share” shall mean, with respect to (i) any Revolving Credit Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Revolving Commitments) and (ii) any Term Loan Lender at any time, a percentage, the numerator of which shall be the aggregate outstanding principal amount of Term Loans held by such Lender and the denominator of which shall be the aggregate outstanding principal amount of all Term Loans at such time. A Lender’s Pro Rata Share with respect to any Letter of Credit, LC Disbursement, LC Exposure, Swingline Loan or Swingline Exposure shall be determined as to such Lender in its capacity as a Revolving Credit Lender in accordance with clause (i) above.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower or any Subsidiary (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Real Estate” means a parcel (or group of related parcels) of real property owned by the Borrower or any Subsidiary of the Borrower.

“Reference Period” means, with respect to any date of determination under Section 7.5, the period commencing on January 1, 2012 and ending on the last day of the most recent Fiscal Year for which financial statements required to be delivered pursuant to Section 5.1(a), and the related Compliance Certificate required to be delivered pursuant to Section 5.1(d), have been received by the Administrative Agent.

“Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Related Transactions” means, collectively, the consummation of the Acquisition, the refinancing of the Existing Credit Agreement, the execution and delivery of all Acquisition Documents and the payment of all related fees, costs and expenses.

“Release” shall have the meaning assigned to such term in the Environmental Indemnity Agreement.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (i) the aggregate outstanding Revolving Commitments at such time (or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure) and (ii) the aggregate outstanding principal amount of the Term Loans at such time; provided, that if at any time only two (2) Lenders exist hereunder, Required Lenders shall mean both such Lenders. The Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” for any Person shall mean the Organizational Documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of a Person or such other representative of a Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the Financial Covenants and Compliance Certificate, Responsible Officer shall mean only the chief financial officer or the treasurer of the Borrower or such other officer of the Borrower as may be agreed to in writing by the Administrative Agent.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Restricted Payment Basket Amount” means, at any time of determination, the aggregate amount of Restricted Payments that is then available to be made or paid pursuant to Section 7.5(b)(i), (ii) and (iii) (after taking into account the penultimate sentence in Section 7.5).

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, or in the case of a Person becoming a Lender after the Effective Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance or joinder agreement, as applicable, executed by such Person, in each case as such commitment may be subsequently increased or decreased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) the date which is the fifth anniversary of the Effective Date, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all Revolving Loans outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Lender” shall mean each Lender with a Revolving Commitment or, to the extent the Revolving Commitments have been terminated, a Revolving Loan or other Revolving Credit Exposure and shall include any New Revolving Credit Lender.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving LC Participation Fee” shall have the meaning set forth in Section 2.14(c).

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.

“Scripps Media” shall mean Scripps Media, Inc., a Delaware corporation.

“Security Agreement” shall mean the Pledge and Security Agreement dated as of the Effective Date among the Loan Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lenders and in substantially the form of Exhibit G hereto.

“Security Documents” shall mean, collectively, the Security Agreement, the Collateral Assignment, all UCC-1 financing statements, any Mortgages relating to Real Estate and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.

“Specified Representations” shall mean the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.9, Section 4.11, Section 4.17, Section 4.18, Section 4.19, Section 4.21 and Section 4.23.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the Effective Date and substantially in the form of Exhibit E, made by all Subsidiaries of the Borrower (other than Foreign Subsidiaries) in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Annex I to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.13.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement and “Subsidiary Loan Parties” means each such Subsidiary, collectively.

“Swingline Commitment” shall mean the commitment, if any, of the Swingline Lender to make Swingline Loans. As of the Agreement Date, the Swingline Commitment is $10,000,000.

“Swingline Exposure” shall mean, with respect to each Revolving Credit Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.

“Swingline Rate” shall mean, for any Interest Period, the Base Rate in effect from time to time plus the Applicable Margin with respect to Base Rate Revolving Loans.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to FASB ASC 840 and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall mean McGraw-Hill Broadcasting Company, Inc., a New York corporation.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interests, additions to tax or penalties applicable thereto.

“Term Loan” shall mean each loan made or to be made by the Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.2 of this Agreement and, to the extent the Borrower exercises its right to incremental facilities under Section 2.24 hereof, shall include each series of New Term Loans.

“Term Loan Commitment” shall mean the amount set forth on Schedule II to this Agreement as the amount of such Lender’s commitment to make a Term Loan to the Borrower on the Effective Date. As of the Agreement Date the aggregate Term Loan Commitment equals $212,000,000.

“Term Loan Lender” shall mean, as of the Agreement Date, each Lender with a Term Loan Commitment, and after the Effective Date, each Lender holding an outstanding Term Loan and shall include any New Term Loan Lender as applicable.

“Term Loan Maturity Date” shall mean the earlier of (i) the date which is the fifth anniversary of the Effective Date and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Term Loan Note” shall mean a promissory note of the Borrower payable to the order of a requesting Term Loan Lender in the principal amount of such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit C.

“Trust” shall mean The Edward W. Scripps Trust, being that certain trust for the benefit of descendants of Edward W. Scripps and owning shares of capital stock of the Borrower.

“Type,” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, at any time of determination, (a) the consolidated current assets (other than cash and Permitted Investments) of Borrower and its Subsidiaries at such time minus (b) the consolidated current liabilities of Borrower and its Subsidiaries at such time, but excluding any current portion of long term debt.

Section 1.2. Classifications of Loans and Borrowings . For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”, a “Term Loan” or a “Swingline Loan”) or by Type (e.g. a “Eurodollar Loan” or a “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing” or a “Term Loan Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination . Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP occurring after the Agreement Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.4. Terms Generally . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, and (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement. To the extent that any of the representations and warranties contained in Article IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 3.2 and the qualifier “in any material respect” contained in Section 8.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities . Subject to and upon the terms and conditions herein set forth, (i) the Revolving Credit Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower during the Availability Period in accordance with Section 2.3, (ii) the Issuing Bank agrees to issue Letters of Credit during the Availability Period in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans during the Availability Period in accordance with Section 2.5, (iv) each Revolving Credit Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect and (v) each Term Loan Lender severally agrees to make a Term Loan to the Borrower in a principal amount equal to such Lender’s Term Loan Commitment on the Effective Date (it being understood and agreed that the aggregate Term Loan Commitment will be automatically reduced on a dollar for dollar basis to the extent of any and all reductions in the “Purchase Price” (as defined in the Acquisition Agreement without regard to any working capital adjustment set forth in the definition of “Closing Date Payment” set forth in the Acquisition Agreement or described in Section 2.06 of the Acquisition Agreement), with such reduction in the aggregate Term Loan Commitment to be applied to each Term Loan Lender’s Term Loan Commitment on a pro rata basis).

Section 2.2. Term Loans

Subject to the terms and conditions set forth herein, each Term Loan Lender severally and not jointly agrees to make available to the Borrower on the Effective Date, a Term Loan in an aggregate amount equal to such Lender’s Term Loan Commitment (it being understood and agreed that the aggregate Term Loan Commitment will be automatically reduced on a dollar for dollar basis to the extent of any and all reductions in the “Purchase Price” (as defined in the Acquisition Agreement without regard to any working capital adjustment set forth in the definition of “Closing Date Payment” set forth in the Acquisition Agreement or described in Section 2.06 of the Acquisition Agreement), with such reduction in the aggregate Term Loan Commitment to be applied to each Term Loan Lender’s Term Loan Commitment on a pro rata basis). Amounts repaid or prepaid on the Term Loans may not be reborrowed. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Effective Date all Term Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 and Section 3.2 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Effective Date.

Section 2.3. Revolving Loans .

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment Amount or (c) Excess Availability being less than zero. During the Availability Period, subject to satisfaction of the conditions precedent set forth herein, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default at the time of the proposed Borrowing.

(b) Loans in excess of Excess Availability. If at any time the amount of the Aggregate Revolving Credit Exposures exceed the Aggregate Revolving Commitments or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swingline Loans and Letters of Credit) such excess shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. In no event, however, shall the Borrower have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swingline Loan, or (iii) request the issuance or renewal of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default. In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swingline Lender shall make any Swingline Loan or (3) the Issuing Bank shall agree to the issuance or renewal of any Letter of Credit, which in any such case gives rise to the Revolving Credit Exposure exceeding the Aggregate Revolving Commitments or any other applicable limitation set forth in this Agreement, the Borrower shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans or the Swingline Loans as appropriate, in an aggregate principal amount equal to such excess.

Section 2.4. Procedure for Borrowings .

(a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.4 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

(b) Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request; provided that the Borrower may elect different options with respect to different portions of the affected Borrowing in accordance with Section 2.7(a) below. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000, and there shall be no minimum aggregate principal amount or minimum increment for Base Rate Borrowings. At no time shall the total number of Eurodollar Borrowings outstanding (including both Term Loan Borrowings and Revolving Borrowings) at any time exceed six.

Section 2.5. Swingline Commitment .

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the Excess Availability; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.5 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Credit Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Credit Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Credit Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e) Each Revolving Credit Lender’s obligation to make a Base Rate Loan pursuant to Section 2.5(c) or to purchase the participating interests pursuant to Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default, the failure of the Borrower to satisfy any other condition set forth in Section 3.2 hereof or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Credit Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.5, until such amount has been purchased in full.

Section 2.6. Funding of Borrowings .

(a) Each Revolving Credit Lender will make available (i) each Eurodollar Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office and (ii) each Base Rate Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 3:00 p.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) On the Effective Date, each of the Term Loan Lenders will make available to the Administrative Agent, at the Payment Office, in immediately available funds, the amount of such Term Loan Lender’s Term Loan Commitment. Upon receipt from each Term Loan Lender of such amount, and upon satisfaction of the conditions set forth in Section 3.1 and, as applicable, Section 3.2, the Administrative Agent will make available to the Borrower the aggregate amount of such Term Loans made available to the Administrative Agent by the Term Loan Lenders. The failure or refusal of any Term Loan Lender to make available to the Administrative Agent at the aforesaid time and place on the Effective Date the amount of its Term Loan Commitment shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Term Loan Commitment.

(c) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing (or, in the case of Base Rate Loans, prior to 3:00 p.m. on the date of such Borrowing) in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower (but shall have no obligations to make available to the Borrower) on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d) All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7. Interest Elections .

(a) The Term Loan Borrowing on the Effective Date shall initially be a Base Rate Loan. Each Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.4(b).

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8. Optional Reduction and Termination of Commitments .

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. Upon the funding of the Term Loan on the Effective Date, all Term Loan Commitments shall terminate whether or not the full amount of the Term Loan Commitments are funded on such date. Notwithstanding the foregoing or anything to the contrary set forth herein, if the Effective Date has not occurred on or prior to July 3, 2012, all Commitments hereunder shall automatically terminate on such date and, subject to Section 10.9 hereof, this Agreement shall terminate and be of no further force and effect.

(b) Commencing with the first day of the Availability Period, upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

Section 2.9. Repayment of Loans .

(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

(c) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender a portion of the then unpaid principal amount of the Term Loan of such Lender as follows (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement): (i) commencing on the last day of the first full Fiscal Quarter following the Effective Date and on the last day of each of the following seven Fiscal Quarters, 1.875% of the principal amount of the Term Loans outstanding on the Effective Date, (ii) on the last day of each of the eight Fiscal Quarters immediately following the last Fiscal Quarter referenced in clause (i), 3.125% of the principal amount of the Term Loans outstanding on the Effective Date and (iii) commencing on the last day of the Fiscal Quarter ending immediately following the last Fiscal Quarter referenced in clause (ii) and on the last day of each Fiscal Quarter ending thereafter and prior to the Term Loan Maturity Date, 3.75% of the principal amount of the Term Loans outstanding on the Effective Date; provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Term Loan Maturity Date.

Section 2.10. Evidence of Indebtedness . (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7,

(v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and/or a Term Loan Note, as the case may be, and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.11. Optional Prepayments . The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. on the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Prepayments of Base Rate Borrowings or Eurodollar Borrowings shall be in minimum amounts of $1,000,000 and in integral multiples of $500,000. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(e); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Eurodollar Loan shall be made in an amount not less than $1,000,000 or a larger multiple of $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing. Notwithstanding the foregoing, (i) the Borrower shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swingline Loans then outstanding is zero and (ii) in the case of a prepayment of the Term Loan, each prepayment shall be applied to principal installments owing under Section 2.9(c) on a pro rata basis (including the final installment due and payable on the Term Loan Maturity Date).

Section 2.12. Mandatory Repayments.

(a) In the event that after the Effective Date, any Loan Party shall issue any Equity Interests (other than Equity Interests issued to the Borrower or a wholly owned Domestic Subsidiary of the Borrower and other than Equity Interests issued by the

Borrower to fund Permitted Acquisitions), fifty percent (50%) of the Net Cash Proceeds received by any such Loan Party from such issuance shall be paid to the Administrative Agent on the date of receipt of the proceeds thereof by such Loan Party as a mandatory payment of the Loans. All such payments shall be applied to the Obligations in the order set forth in Section 2.12(g) below. Nothing in this Section shall authorize the Borrower or any Subsidiary to issue any Equity Interests except to the extent permitted by this Agreement.

(b) In the event that after the Effective Date, the Borrower or any Subsidiary shall incur any Indebtedness (other than Indebtedness permitted under Section 7.1), one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or such Subsidiary from such incurrence shall be paid to the Administrative Agent on the date of receipt of the proceeds thereof by such Borrower as a mandatory payment of the Loans. All such payments shall be applied to the Obligations in the order set forth in Section 2.12(g) below. Nothing in this Section shall authorize the Borrower to incur any Indebtedness except to the extent permitted by this Agreement.

(c) One hundred percent (100%) of the Net Cash Proceeds from any Disposition by any Loan Party made after the Effective Date which (together with the Net Cash Proceeds from all other Dispositions made during such Fiscal Year which were not reinvested in accordance with the following sentence) exceed $2,000,000 in any Fiscal Year shall be paid to the Administrative Agent on the date of receipt thereof by such Loan Party as a mandatory payment of the Obligations. Notwithstanding the foregoing and provided (i) no Default or Event of Default has occurred and is continuing on the date of such Disposition or on the date of, or any date after such Disposition and prior to, any reinvestment permitted pursuant to this clause (c), and (ii) the Leverage Ratio of the Borrower as of (A) the last day of the Fiscal Quarter immediately preceding such Disposition calculated on a Pro Forma Basis giving effect to such Disposition and (B) the last day of the Fiscal Quarter immediately prior to the any reinvestment permitted by this clause (c) calculated on a Pro Forma Basis giving effect to such Disposition and reinvestment, does not exceed 2.00 to 1.00, such Loan Party shall not be required to pay such Net Cash Proceeds to the Administrative Agent for payment of the Obligations to the extent such Loan Party reinvests such Net Cash Proceeds (the “Disposition Reinvestment Amount”), in productive assets of a kind then used or usable in the business of the Loan Parties, within one hundred eighty (180) days after the date of such Disposition; provided that, pending any such reinvestment, such Disposition Reinvestment Amount shall be held at all times prior to such reinvestment in a deposit account subject to a Blocked Account Agreement. In the event that the Disposition Reinvestment Amount is not reinvested by the applicable Loan Party as permitted pursuant to the foregoing sentence prior to the last day of such one hundred eighty (180) day period, a Default or Event of Default occurs prior to such reinvestment or such amount is not permitted to be reinvested as a result of the Borrower’s failure to satisfy the Leverage Ratio set forth in clause (ii) prior to such reinvestment, the Borrower shall immediately pay such Disposition Reinvestment Amount to the Administrative Agent as a mandatory payment of the Obligations. All payments made in accordance with this clause (c) shall be applied to the Obligations in the order set forth in Section 2.12(g) below. Nothing in this Section shall authorize the Borrower or any Subsidiary to effect any Disposition except to the extent permitted by this Agreement.

(d) With respect to any Event of Loss of any Loan Party occurring on or after the Agreement Date, one hundred percent (100%) of the Net Cash Proceeds from any such Event of Loss which, in the aggregate with all such other Net Cash Proceeds received by a Loan Party in such Fiscal Year exceeds $250,000, shall be paid to the Administrative Agent on the date of receipt thereof by such Loan Party as a mandatory payment of the Obligations; provided, that, if the date of receipt of such Net Cash Proceeds is prior to the Effective Date, such amount shall be paid to the Administrative Agent on the Effective Date. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing on the date of such Event of Loss or on the date of, or any date after such Event of Loss and prior to, any reinvestment pursuant to this clause (d), such Loan Party shall not be required to pay such Net Cash Proceeds which do not exceed $10,000,000 to the Administrative Agent for payment of the Obligations to the extent such Loan Party reinvests such Net Proceeds (the “Event of Loss Reinvestment Amount”), to repair or replace the assets subject to such Event of Loss, within one year after the date of such Event of Loss; provided that, pending any such reinvestment, such Event of Loss Reinvestment Amount shall be held at all times after the Effective Date and prior to such reinvestment in a deposit account subject to a Blocked Account Agreement. In the event that the Event of Loss Reinvestment Amount is not reinvested by such Loan Party as permitted by the foregoing sentence prior to the last day of such one year period or a Default or Event of Default occurs prior to such reinvestment, the Borrower shall immediately pay such Event of Loss Reinvestment Amount to the Administrative Agent as a mandatory payment of the Obligations. All payments made in accordance with this clause (d) shall be applied to the Obligations in the order set forth in Section 2.12(g) below.

(e) One hundred percent (100%) of the proceeds (such proceeds, the “Acquisition Payments”) of (i) any purchase price adjustment in favor of the Borrower or any Subsidiary made pursuant to the terms of any Acquisition Document and (ii) any indemnification payment made to the Borrower or any Subsidiary after the Effective Date under the terms of any Acquisition Document which (together with all other Acquisition Payments received by the Borrower or any Subsidiary prior to such date under either sub-clause (i) or (ii) of this clause (e)) exceed $5,000,000, shall be paid to the Administrative Agent on the date of receipt thereof by the Borrower or such Subsidiary as a mandatory payment of the Obligations. All such payments shall be applied to the Obligations in the order set forth in Section 2.12(g) below.

(f) Commencing with the Fiscal Year ending December 31, 2012 and for each Fiscal Year thereafter, if the Leverage Ratio of the Borrower as of the last day of any Fiscal Year is equal to or greater than 2.00 to 1.00, the Borrower shall pay or cause to be paid to the Administrative Agent, no later than the 95th day following the last day of such Fiscal Year an amount equal to 50% of the Excess Cash Flow for such Fiscal Year. All such payments shall be applied to the Obligations in the order set forth in Section 2.12(g) below.

(g) Any payment due hereunder shall be applied first to repay Term Loans on a pro rata basis (and applied to principal installments owing under Section 2.9(c) on a pro rata basis (including the final installment due and payable on the Term Loan Maturity Date)), second, to repay outstanding Swingline Loans and third to repay outstanding Revolving Loans. Notwithstanding the foregoing, if an Event of Default exists, all Net Cash Proceeds shall be applied in the manner set forth in Section 2.27(b). The Aggregate Revolving Commitments of all Lenders shall not be permanently reduced by the amount of any payment of the Swingline Loans or Revolving Loans due under this Section 2.12.

Section 2.13. Interest on Loans .

(a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin, with respect to such Type and Class of Loan in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c) Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.

(d) Interest on the principal amount of all Loans shall accrue from and including the Effective Date (in the case of Loans outstanding on the Effective Date) and the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Term Loan Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs three months, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Term Loan Maturity Date, as the case may be, in each case in arrears. Interest on each Swingline Loan shall be payable monthly in arrears. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14. Fees .

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Percentage per annum on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Credit Lender, a letter of credit fee with respect to its participation in each Letter of Credit (a “Revolving LC Participation Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Revolving Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a facing fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the interest rate on the Loans is increased to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(d) If the Effective Date has not occurred on or prior to January 31, 2012, the Borrower agrees to pay to the Administrative Agent for the account of each Term Loan Lender a ticking fee for the period from February 1, 2012 until the earliest of (i) the Effective Date, (ii) July 3, 2012 and (iii) the date on which this Agreement is terminated, which ticking fee shall accrue at a rate equal to 1.00% per annum on the aggregate amount of the Term Loan Commitments of such Lenders. The foregoing ticking fee shall be due and payable to the Administrative Agent for the account of the Term Loan Lenders on the earliest of (i) the Effective Date, (ii) July 3, 2012 and (iii) the date on which this Agreement is terminated.

(e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each Fiscal Quarter, in each case commencing on the last day of the first Fiscal Quarter ending after the Effective Date, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15. Computation of Applicable Margin, Applicable Percentage, Interest and Fees .

(a) The Applicable Margin and the Applicable Percentage with respect to Loans and Revolving LC Participation Fees shall be determined and adjusted quarterly on the date that is two Business Days after the date on which the Borrower provides the Compliance Certificate in accordance with Section 5.1(d); provided, however that (i) the Applicable Percentage and the Applicable Margin with respect to Loans and Revolving LC Participation Fees from the Effective Date until the date that is two

Business Days after the delivery of the Compliance Certificate required to be delivered hereunder pursuant to Section 5.1(d) for the first full Fiscal Quarter following the Effective Date, shall be at Level I (as set forth in Schedule I), and, thereafter, such level shall be determined by the then current Leverage Ratio, and (ii) if the Borrower fails to provide the Compliance Certificate by the date such certificate is required to be delivered under Section 5.1(d), the Applicable Percentage and the Applicable Margin with respect to Loans and Revolving LC Participation Fees from such date shall be at Level I until such time as an appropriate Compliance Certificate is provided, whereupon the level shall be determined by the then current Leverage Ratio.

(b) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16. Inability to Determine Interest Rates . If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Revolving Credit Lenders and/or the Majority Term Loan Lenders, as the case may be, that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.17. Illegality . If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18. Increased Costs .

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.20 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank’s) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or the Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth: (i) the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 and (ii) in reasonable detail the basis of the calculation of such amount or amounts, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt of such certificate.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.19. Funding Indemnity . In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate setting forth: (i) any additional amount payable under this Section 2.19 and (ii) in reasonable detail the basis of the calculation of such additional amount, submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20. Taxes .

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make such deductions and (iii) the Borrower or such other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower and the other Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (provided that with respect to property taxes relating to Real Estate subject to a Mortgage, the timeframe for payment of such taxes shall be governed by the applicable Mortgage).

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth: (i) the amount of such payment or liability and (ii) in reasonable detail the basis of the calculation of such payment or liability, delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall, to the extent available to the Borrower, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs .

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, Section 2.19 or Section 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.18, Section 2.19 and Section 2.20 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) [reserved].

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22. Letters of Credit .

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Revolving Credit Lenders pursuant to Section 2.22(d) and (e), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or its Subsidiaries on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment Amount then in effect. Each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (other than the Existing Letter of Credit), or any amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Credit Lenders to make a Base Rate Revolving Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Revolving Credit Lenders of such Borrowing in accordance with Section 2.4, and each Revolving Credit Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Credit Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Credit Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Revolving Credit Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Revolving Credit Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Majority Revolving Credit Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid), including interest and profits, if any, on any such investments, as aforesaid, shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Each of the parties hereto: (x) acknowledges that, prior to the Effective Date, the Issuing Bank issued the Existing Letter of Credit and (y) agrees that the Existing Letter of Credit shall, for all purposes be deemed to constitute a Letter of Credit issued by the Issuing Bank pursuant to this Agreement for the account of the Borrower. The Existing Letter of Credit shall be deemed to be issued on and as of the Effective Date and the LC Commitment shall be deemed to have automatically been reduced on the Effective Date in an amount equal to the undrawn amount of the Existing Letter of Credit. The Issuing Bank shall, upon the request of any Lender, deliver copies of any information concerning the Existing Letter of Credit as any such Lender may reasonably request. All of the parties hereto agree that in the event there is any inconsistency between the terms of the letter of credit agreement or application or reimbursement agreement with respect to the Existing Letter of Credit and this Agreement including, without limitation, terms relating to the timing of reimbursement, fees, standards of conduct and other matters, the terms of this Agreement shall control.

(k) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23. Cash Collateral; Defaulting Lenders .

(a) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(b)(i)(D) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ LC Exposure, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund its LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.23(b) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)(i) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(A) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Majority Revolving Credit Lenders and Majority Term Loan Lenders.

(B) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender accordance with Section 2.23(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.23(b)(i)(D). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(C)(I) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(II) Each Defaulting Lender shall be entitled to receive Revolving LC Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23(a).

(III) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (II) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (D) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(D) All or any part of such Defaulting Lender’s LC Exposure and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders with Revolving Commitments in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(E) If the reallocation described in clause (D) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23(a).

(ii) If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.23(b)(i)(D), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(iii) So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.24. Incremental Facilities .

(a) The Borrower may from time to time on or after the Effective Date, by written notice to the Administrative Agent, request (i) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (ii) the establishment of one or more term loan commitments (the “New Term Loan Commitments” and, collectively with any new Revolving Commitments, the “New Commitments” and each, individually, a “New Commitment”), in any case, by an amount not in excess of $112,000,000 in the aggregate. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than fifteen (15) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent) and (ii) the identity of each Lender or other Person reasonably acceptable to the Administrative Agent (each, a “New Revolving Credit Lender” or “New Term Loan Lender,” as applicable, and collectively each a “New Lender” and together “New Lenders”) to whom the Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that the Administrative Agent (and/or its Affiliates) may elect or decline to arrange such New Revolving Loan Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment. All New Commitments shall become effective as of such Increased Amount Date; provided, that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (ii) the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Article VI as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Commitments and any proposed borrowings in respect of the New Term Loan Commitments (assuming, in the case of any New Revolving Commitments, that the entire amount of such New Revolving Commitments were fully funded on the effective date of such increase); (iii) for each New Lender (other than an existing Lender), the New Commitments shall be effected pursuant to one or more joinder agreements in form and substance reasonably satisfactory to the Administrative Agent executed and delivered by the Borrower, such New Lender, and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(e); (iv) the Borrower shall make any payments required, if any, pursuant to Section 2.19 in connection with the New Revolving Commitments; (v) both before and after giving effect to the making of any new Loans, each of the conditions set forth in Section 3.2 shall be satisfied; and (vi) the Borrower shall deliver or cause to be delivered any legal opinions, amendments to the Mortgages, date-down of title insurance policies or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the terms and conditions herein (i) each of the Revolving Credit Lenders shall assign to each of the New Lenders agreeing to provide New Revolving Commitments (each a “New Revolving Credit Lender”), and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date, if any, as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Credit Lender shall become a Revolving Credit Lender with respect to the New Revolving Commitment and all matters relating thereto. The terms and provisions of the New Revolving Commitments and the New Revolving Loans shall be identical to the Revolving Commitments and the Revolving Loans respectively.

(c) On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the terms and conditions herein, (x) each New Term Loan Lender of any series shall make a loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such series, and (y) each New Term Loan Lender shall become a Term Loan Lender hereunder with respect to the New Term Loan Commitment of such series and the New Term Loans of such series made pursuant thereto. The terms and provisions of any loans extended pursuant to the New Term Loan Commitments (including interest rates and fees associated with such New Commitments), shall be established pursuant to an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the New Term Loan Lenders and the Borrower; provided, that, unless the Required Lenders agree otherwise, (i) the maturity date of each term loan funded under the New Term Loan Commitments shall not be earlier than the Term Loan Maturity Date, (ii) the weighted average life to maturity applicable to each term loan funded under the New Term Loan Commitments shall not be shorter than the weighted average life to maturity of the Term Loan and (iii) the yield applicable to the New Term Loans of any new series shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in each applicable amendment entered into with respect to such New Term Loan Commitments; provided, however, that the yield applicable to any New Term Loans (after giving effect to all upfront or similar fees, floors or original issue discount payable with respect to such New Term Loans and assuming, in the case of original issue discount and upfront fees, a four-year life to maturity) shall not be greater than the applicable yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans previously funded hereunder (including any upfront fees, floors or original issue discount payable to the Term Lenders previously funded hereunder and assuming, in the case of original issue discount and upfront fees, a four-year life to maturity) plus 0.50% per annum unless the yield with respect to the Term Loans previously funded hereunder is increased so as to cause the then applicable yield under this Agreement on such Term Loans previously funded to equal the yield applicable to the New Term Loan minus 0.50% per annum. Further, all New Term Loans made pursuant to the New Term Loan Commitments (and all interest, fee and other amounts payable thereon)

shall be Obligations under this Agreement and the other Loan Documents and shall be secured by the Security Documents on a pari passu basis with all other Obligations secured by the Security Documents. The Borrower, the Administrative Agent and the New Term Loan Lenders may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.24.

The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date. Promptly following each Increased Amount Date, the Administrative Agent shall notify all Lenders (including New Lenders) of the identity of New Lenders and the New Commitments of all Lenders (after giving effect to the assignments contemplated by this Section 2.24) and Schedule II shall be deemed to be updated to reflect any changes resulting from New Revolving Commitments.

Section 2.25. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment, promptly upon such Lender’s provision to the Borrower of reasonable documentation of such costs and expenses.

Section 2.26. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (c) any Lender is a Defaulting Lender, or (d) in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to Section 10.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then, in each case, the Borrower may, at its sole expense and effort (but without prejudice to any rights or remedies the Borrower may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) prior to, or contemporaneous with, the replacement of such Lender, such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) in the case of clause (d) above, the assignee Lender shall have agreed to provide its consent to the requested amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.27. Application of Payments.

(a) Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.12 (which shall be applied as earmarked or, with respect to payments under Section 2.12, as set forth in Section 2.12), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred by the Administrative Agent in connection with the enforcement of the rights of the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents;

SECOND, pro rata, to the payment of any fees then due and payable to the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Documents;

THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Swingline Loans;

FIFTH, pro rata, to the payment of principal then due and payable on the Loans;

SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; and

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.27(a) then due and payable.

Subject to items “FIRST” through “SEVENTH” preceding, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Amounts distributed with respect to any Indebtedness in respect of Bank Products shall be the lesser of the applicable Bank Product Amount last reported to Administrative Agent or the actual amount of such Indebtedness, as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Indebtedness in respect of Bank Products, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the relevant Lender or Affiliate of a Lender providing such Bank Products. In the absence of such notice, Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.

(b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Issuing Bank or the Lenders, or any of them, or otherwise received by any of the foregoing Persons (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.21):

FIRST, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred in connection with the enforcement of the rights of the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, pro rata, to payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document;

THIRD, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;

FOURTH, pro rata, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the principal of the Swingline Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Loans then outstanding, (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any LC Exposure then outstanding and (iii) to the payment of any Obligation arising in respect of Bank Products;

SEVENTH, to any other Obligations not otherwise referred to in this Section 2.27(b); and

EIGHTH, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law.

Subject to items “FIRST” through “SEVENTH” preceding, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Amounts distributed with respect to any Indebtedness in respect of Bank Products shall be the lesser of the applicable Bank Product Amount last reported to Administrative Agent or the actual amount of such Indebtedness, as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Indebtedness in respect of Bank Products, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the relevant Lender or Affiliate of a Lender providing such Bank Products. In the absence of such notice, Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.

Section 2.28. Bank Products . The Borrower may obtain Bank Products from any Lender or any of their respective Affiliates, although the Borrower is not required to do so. To the extent Bank Products are provided by an Affiliate of any Lender, the Borrower agrees to indemnify and hold the Administrative Agent and Lenders harmless from any and all costs and obligations now or hereafter incurred by any of the Lenders which arise from any indemnity given by any Lender to any of their respective Affiliates related to such Bank Products; provided, however, that nothing contained herein is intended to limit the Borrower’s rights, with respect to any Lender or any Lender’s Affiliates, if any, that arise as a result of the execution of Bank Product Documents. The agreement contained in this Section 2.28 shall survive termination of this Agreement. The Borrower acknowledges and agrees that the obtaining of Bank Products from any Lender or such Lender’s Affiliates (a) is in the sole and absolute discretion of such Lender or such Lender’s Affiliates, and (b) is subject to all rules and regulations of such Lender or such Lender’s Affiliates.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1. Conditions To Effectiveness . The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder, shall not become effective until the date on which each of the following conditions which is not otherwise addressed in Section 5.16 hereof is satisfied (or waived in accordance with Section 10.2).

(a) The Administrative Agent, its Affiliates and the Lenders shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) invoiced a reasonable period of time prior to the Effective Date and required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc.

(b) The Administrative Agent (or its counsel) shall have received the following (other than any of the following deliverables which are expressly required to be delivered pursuant to Section 5.16), each to be in form and substance satisfactory to the Required Lenders:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) duly executed Notes payable to each requesting Lender;

(iii) one or more Perfection Certificates duly completed on a pro forma basis giving effect to the Acquisition and executed by the Borrower and each other Loan Party;

(iv) one or more Subsidiary Guaranty Agreements duly executed by each Subsidiary (other than Foreign Subsidiaries);

(v) the Security Agreement duly executed by the Borrower and each other Loan Party, together with UCC financing statements, delivery of all certificated securities and instruments pledged under the Security Agreement, executed stock powers and other appropriate endorsements and other documents related thereto;

(vi) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering all Real Estate listed on Schedule 3.1, together with the Environmental Indemnity Agreement, Representation, Warranties and Covenants Agreements relating to the Real Estate in form and substance reasonably acceptable to the Administrative Agent, legal opinions relating to the validity and enforceability of such documents, title policies and environmental site assessment and such other related documents, agreements, instruments as may be reasonably required by the Administrative Agent;

(vii) the Collateral Assignment duly executed by each party thereto;

(viii) a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(viii), attaching and certifying copies of its Organizational Documents, and of the resolutions of its board of directors or similar governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of each Loan Party executing the Loan Documents to which it is a party;

(ix) a certificate of good standing from the Secretary of State of the jurisdiction of incorporation or organization of each Loan Party and each other jurisdiction where the failure of such Loan Party to be qualified to do business as a foreign entity in such jurisdiction could reasonably be expected to have a Material Adverse Effect;

(x) a favorable written opinion of Baker & Hostetler, LLP, counsel to the Loan Parties, together with local counsel opinions described in clause (vi) above, in each case addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(xi) a certificate in the form of Exhibit 3.1(b)(xi), dated the Effective Date and signed by a Responsible Officer of the Borrower, certifying that (A) all Specified Representations are true and correct in all material respects (without duplication of any materiality, Material Adverse Effect or similar qualifiers contained in such representations and warranties), (B) the representations and warranties by or with respect to the Target contained in the Acquisition Agreement material to the interest of the Lenders are true and correct in all material respects (without duplication of any materiality, “Material Adverse Effect” or similar qualifiers contained in such representations and warranties) solely to the extent that Scripps Media has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of such breach or inaccuracy of such representations; provided that such certification as to representations and warranties in the Acquisition Agreement regarding the Target shall be qualified by the Borrower’s knowledge upon reasonable inquiry, (C) that each of the conditions set forth in Section 8.02 of the Acquisition Agreement (without giving effect to any amendment to or waiver of such conditions by the Borrower or its Subsidiaries which has not been consented to by the Administrative Agent, unless such waiver or amendment is not materially adverse to the interests of the Lenders or the Administrative Agent; provided that any decrease in purchase price (other than a decrease in the purchase price in an amount not to exceed 10% of the purchase price and so long as such decrease results in a dollar for dollar reduction of the Term Loan Commitment) shall be deemed materially adverse to the interests of the Lenders and the Administrative Agent), and (D) that since October 3, 2011, there has not occurred a “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on such date) which gives Scripps Media the right to terminate the Acquisition Agreement or not to consummate the Acquisition pursuant to Section 8.02 of the Acquisition Agreement;

(xii) copies of all Acquisition Documents certified as true, complete and correct as of the Effective Date;

(xiii) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or the Acquisition Documents (including (i) those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated thereunder and (ii) consent from the FCC regarding transfer of control of the FCC licenses to the Borrower and its Subsidiaries, but excluding consents or approvals with respect to the agreements listed on Schedule 4.4(b) hereof), and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority (including those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder) regarding this Agreement (or any transaction being financed with the proceeds hereof), the Acquisition Documents or the Related Transactions shall be ongoing;

(xiv) copies of the unaudited balance sheet and related statement of operations and broadcasting cash flows of the Target for each fiscal quarter ending after December 31, 2010 and at least 45 days prior to the Effective Date, prepared on a basis consistent with the past practices of the Target;

(xv) a duly executed funds disbursement agreement with respect to the Related Transactions, together with a report setting forth the sources and uses of the proceeds of any Loan incurred on the Effective Date;

(xvi) certificates of insurance with respect to each Loan Party describing the types and amounts of insurance (property and liability) maintained by the Loan Parties, naming the Administrative Agent as additional insured on liability policies and with lender loss payee endorsements for property and casualty policies, in each case, meeting the requirements of Section 5.8;

(xvii) pay-off letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax liens, against the assets of the Loan Parties;

(xviii) UCC, tax lien and judgment search results with respect to the Borrower and each other Loan Party from all appropriate jurisdictions and filing offices;

(xix) delivery of Collateral Access Agreements and Blocked Account Agreements required pursuant to the terms hereof;

(xx) certified copies of all material leases, bailee agreements, intellectual property licenses, inventory licensing agreements, all other Material Contracts and such other diligence items as the Administrative Agent may require;

(xxi) evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens which are prior as a matter of law);

(xxii) a solvency certificate duly executed by the chief financial officer of the Borrower, addressed to the Administrative Agent for the benefit of the Lenders and dated the Effective Date in substantially the form of Exhibit 3.1(b)(xxii), giving pro forma effect to the Acquisition and the Borrowings to be made on the Effective Date;

(xxiii) the results of lien searches with respect to the Borrower, its Subsidiaries, the Target and the Collateral, indicating no Liens other than Permitted Liens are perfected with respect to the Collateral, and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(xxiv) the cash management system of the Borrower, including without limitation all Collateral Related Accounts and the Blocked Accounts, shall be reasonably satisfactory to the Administrative Agent and shall provide for springing full dominion and control in favor of the Administrative Agent over all deposit accounts required pursuant to Section 7.16, if an Event of Default has occurred and is continuing;

(xxv) a certificate signed by the chief financial officer or treasurer of the Borrower, setting forth in reasonable detail computations evidencing that the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter occurring at least 45 days prior to the Effective Date is not greater than (x) if the Effective Date occurs on or before February 14, 2012, 2.65 to 1.00, or (y) if the Effective Date occurs after February 14, 2012, the Leverage Ratio for Period I as set forth in Section 6.1 (it being understood that, for purposes of determining the Leverage Ratio under this clause (xxv), Consolidated Total Debt shall be determined on a pro forma basis after giving effect to the consummation of the Related Transactions and the incurrence of the Obligations); and

(xxvi) to the extent requested by any Lender, all documentation and other information required by bank regulatory authorities under applicable “know your customer”, United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”), the Patriot Act and AML Legislation.

(c) Subject only to the funding of the initial Loans hereunder and the use of proceeds thereof, (i) as certified to the Administrative Agent, all conditions precedent to the consummation of the Acquisition will have been satisfied and the Acquisition will have been consummated in accordance with the terms of the Acquisition Agreement, in each case without giving effect to any amendments, waivers or consents by the Borrower or any Subsidiary of the Borrower that are materially adverse to the interest of the Lenders or the Arranger, as determined by the Administrative Agent, without the consent of the Administrative Agent, (ii) all obligations under the Existing Credit Agreement will have been repaid in full, as evidenced by a payoff letter duly executed and delivered by the Borrower and the existing agent, and (iii) the Borrower or a wholly-owned Subsidiary of the Borrower shall own 100% of the issued and outstanding Equity Interests of the Target.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has funded its Loans on the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 3.2. Each Credit Event . The obligation of each Lender to make a Loan (but excluding Term Loans made on the Effective Date) on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions (provided that the conditions set forth in clauses (b) and (c) below shall not apply in the case of a Borrowing consisting solely of a continuation or conversion of any Loan):

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case before and after giving effect thereto;

(c) since the date of the financial statements of the Borrower described in Section 4.5, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Borrower shall have delivered the required Notice of Borrowing, if applicable; and

(e) the Administrative Agent shall have received such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3. Delivery of Documents . All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender (i) on the Effective Date and (ii) on each other date after the Effective Date on which representations and warranties are made or required or deemed to be made (subject to the limitations set forth in Section 3.2) in accordance with the terms and provisions of the Loan Documents as follows (as used herein, for the avoidance of doubt, the term “Subsidiary” and “Loan Party” shall be deemed to include the Target):

Section 4.1. Existence; Power . Each Loan Party (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization . The execution, delivery and performance by each Loan Party of the Loan Documents and the Acquisition Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document and Acquisition Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Capital Stock and Related Matters . The authorized Equity Interests as of the Effective Date of the Borrower and each Subsidiary and the number of shares of such Equity Interests that are issued and outstanding as of the Effective Date are as set forth on Schedule 4.3. All of the shares of such Equity Interests that are issued and outstanding as of the Effective Date have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Effective Date, the Equity Interests of each Subsidiary of the Borrower are owned by the parties listed on Schedule 4.3 in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 4.3. Except as described on Schedule 4.3, neither the Borrower nor any Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 4.3, neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of the Borrower’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of the Borrower from making distributions, dividends or other Restricted Payments to another Subsidiary or the Borrower.

Section 4.4. Governmental Approvals; No Conflicts . The execution, delivery and performance by the Borrower of this Agreement and by each Loan Party of the other Loan Documents, the Acquisition Documents and the Bank Product Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, and except for filings required by applicable securities laws and regulations, which filings have been made or will be made on or prior to the date on which such filings are required to be made, (b) do not require any consent or approval of, registration or filing with, or any action by, any Person other than those described in clause (a) immediately above, except those listed on Schedule 4.4 hereto or those that have been obtained or made and are in full force and effect, (c) will not violate any Requirements of Law applicable to the

Borrower or any Subsidiary or any judgment, order or ruling of any Governmental Authority, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any Subsidiary or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents. The failure by the Borrower or its Subsidiaries, as applicable, to obtain the consent or approval or otherwise to satisfy the requirements described in clause (b) immediately above with respect to the items disclosed on Schedule 4.4 could not reasonably be expected to have, individually or collectively, a Material Adverse Effect.

Section 4.5. Financial Statements .

(a) The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010 (and, if the Effective Date occurs after March 31, 2012, as of December 31, 2011) and the related consolidated statements of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, accompanied by the opinion of Deloitte & Touche LLP, (ii) the unaudited financial statements of the Borrower and its Subsidiaries as of September 30, 2011 and as of the last day of each Fiscal Quarter ending thereafter and at least 45 days prior to the Effective Date, consisting of consolidated balance sheet and the related consolidated statements of operations, shareholders’ equity and cash flows for the year-to-date period ending on such date, (iii) the audited balance sheet of the Target as of December 31, 2010 and the related statements of operations, parent company equity and cash flows for the Fiscal Year then ended, accompanied by the opinion of Ernst & Young LLP, and (iv) the other financial statements of the Target referenced in Section 3.1(b)(xiv) hereof. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries or the Target, as the case may be, as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied or, with respect to the Target, in a manner consistent with past practices, subject, in the case of clause (ii) and (iv), to year-end audit adjustments and the absence of footnotes. Since December 31, 2010, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The financial projections, dated October 18, 2011 and, if the Effective Date does not occur on or prior to February 28, 2012, any supplemental financial projections delivered by the Borrower at the request of the Administrative Agent, delivered to the Administrative Agent by the Borrower prior to the Effective Date have been prepared by the Borrower in light of the past operations of the business of the Borrower on a consolidated basis and of the Target. Such projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Effective Date and reflect the good faith, estimates by the Borrower, believed by the Borrower to be reasonable and fair, of the future consolidated financial performance of Borrower and the other information projected therein for the periods set forth therein.

(c) The unaudited pro forma consolidated balance sheet of the Borrower delivered to the Administrative Agent prior to the Effective Date to show pro forma compliance with Section 3.1(b)(xxv), has been prepared as of the last day of the most recently ended Fiscal Quarter occurring at least 45 days prior to the Effective Date and reflects as of such date, on a pro forma basis for the Related Transactions and the other transactions contemplated herein to occur on the Effective Date, the consolidated financial condition of the Borrower, and the assumptions expressed therein are believed by the Borrower to be reasonable based on the information available to the Borrower at such date and on the Effective Date.

Section 4.6. Liabilities, Litigation and Environmental Matters .

(a) As of the Effective Date, except for liabilities incurred in the normal course of business, neither the Borrower and nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent (including, without limitation, Indebtedness, Guarantees, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments), except as disclosed or referred to in the financial statements referred to in Section 4.5 or with respect to the Obligations. As of the Effective Date, except as described on Schedule 4.6(a), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or directly affecting the Borrower or any Subsidiary or any of their respective properties which could reasonably be expected to result in any judgment against or liability of the Borrower or such Subsidiary in excess of $400,000 in the aggregate with respect to the Borrower and its Subsidiaries with respect to such judgment or liability, or the loss of any certification or license material to the operation of the Borrower’s or Subsidiary’s business. No litigation disclosed on Schedule 4.6(a), individually or collectively, could reasonably be expected to have a Material Adverse Effect. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary which in any manner draws into question the validity or enforceability of this Agreement, any other Loan Document or any Acquisition Document.

(b) Except for the matters set forth on Schedule 4.6(b), neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in the case of any of the foregoing, where such failure or actual or possible liability, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Compliance with Laws and Agreements . The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon them or their properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.8. Material Contracts. Schedule 4.8 contains a complete list, as of the Effective Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent. Neither the Borrower nor any Subsidiary is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound, which default has had, or could reasonably be expected to have, as Material Adverse Effect. Except as set forth on Schedule 4.8, none of the Material Contracts set forth on Schedule 4.8 requires the consent of any Person to the granting of a Lien in favor of the Administrative Agent on the rights of the Borrower or any Subsidiary thereunder.

Section 4.9. Investment Company Act, Etc. Neither the Borrower nor any Subsidiary is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.10. Taxes . Except as set forth on Schedule 4.10, all federal, state and other tax returns of the Borrower and each Subsidiary required by law to be filed have been duly filed, all such tax returns are true, complete and correct in all material respects, and all federal, state, and other taxes (including without limitation, all real estate and personal property, income, franchise, transfer and gains taxes), all general or special assessments, and other governmental charges or levies upon the Borrower and each Subsidiary and any of their respective properties, income, profits, and assets, which are due and payable, have been paid, except any payment of any of the foregoing which the Borrower or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be. No adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect; and the Borrower has established adequate reserves in conformity with GAAP for any such adjustment for which, to Borrower’s knowledge, a basis therefor exists. The charges, accruals, and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate. Except as set forth on Schedule 4.10, as of the Effective Date, neither the Borrower nor any Subsidiary is subject to audit for federal income tax for 2010 or any prior tax year, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority. Except as described in Schedule 4.10, as of the Effective Date, neither the Borrower nor any Subsidiary has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. Except as set forth on Schedule 4.10, none of the Borrower, its Subsidiaries or their respective predecessors are liable for any taxes: (i) under any agreement (including any tax sharing agreements) or (ii) to the Borrower’s knowledge, as a transferee. None of the disclosures included on Schedule 4.10 pursuant to this Section 4.10, individually or collectively, have had or could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, neither the Borrower nor any Subsidiary has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Section 4.11. Margin Regulations . None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.12. ERISA . Except as set forth on Part I to Schedule 4.12, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Part II to Schedule 4.12, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB ASC 715) did not, as of the date of the most recent actuarial valuations conducted prior to the Agreement Date reflecting such amounts, exceed the fair market value of the assets of such Plan.

Section 4.13. Ownership of Property .

(a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all of its real and tangible personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.5 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. Between September 30, 2011 and the Effective Date, no Event of Loss has occurred which, when taken together with any other Event of Loss occurring during such period, could reasonably be expected to have or result in a Material Adverse Effect. All leases that individually or in the aggregate are material to the business or operations of the Borrower and each Subsidiary are valid and subsisting and are in full force in all material respects.

(b) Except as set forth on Schedule 4.13(b), the Borrower and each Subsidiary owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower or any Subsidiary does not infringe in any material respect on the rights of any other Person, except where the failure to have such rights, or any such infringement, could not reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 4.13(c), the properties of the Borrower and each Subsidiary are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.14. Disclosure . The Borrower has duly filed all reports required to be filed with the Securities and Exchange Commission. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the

Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement, any other Loan Document or any Acquisition Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.15. Labor Relations . There are no strikes, lockouts or other labor disputes or grievances against the Borrower or any Subsidiary, or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, and no unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority which, as to any of the foregoing, has had or could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.16. Subsidiaries and Joint Ventures . Schedule 4.16 sets forth, as of the Effective Date, each Subsidiary and each joint venture of the Borrower and each Subsidiary, and, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the Borrower or any Subsidiary of the Borrower, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person, and the type of legal entity for each such Person, (iii) each state in which each such Person is qualified to do business and (iv) all of each such Person’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Effective Date. As of the Effective Date, neither the Borrower nor any Subsidiary is a partner or joint venturer in any partnership or joint venture other than as expressly set described on Schedule 4.16.

Section 4.17. Solvency . After giving effect to the execution and delivery of the Loan Documents and the Acquisition Documents and the consummation of the Acquisition and the making of the Loans under this Agreement, the Borrower and its Subsidiaries, taken as a whole, will not be “insolvent” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.18. OFAC . No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.19. Patriot Act . None of the Borrower, any Subsidiary of the Borrower or, to the Borrower’s knowledge, any other Affiliate of the Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. None of the Borrower, any Subsidiary of the Borrower or, to the Borrower’s knowledge, any other Affiliate of the Borrower is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Borrower, any Subsidiary of the Borrower or, to the Borrower’s knowledge, any other Affiliate of the Borrower (i) is a blocked person described in section 1 of Executive Order 13224, signed by President George W. Bush on September 24, 2001 (a “Blocked Person”) or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 4.20. Real Property . All real property leased by the Borrower or any Subsidiary as of the Effective Date, and the name of the lessor of such real property, is set forth in Schedule 4.20. All such leases set forth in Schedule 4.20 are valid, enforceable and in full force and effect and none of such leases has been modified or amended, except as otherwise set forth in Schedule 4.20. The Borrower and its Subsidiaries are the sole holders of the lessee’s interests under such leases, and have the right to pledge, mortgage, assign and sublet the same except as set forth in Schedule 4.20. Neither the Borrower nor any Subsidiary has made any pledge, mortgage, assignment or sublease of any of its rights under such leases except pursuant to the Loan Documents and as set forth in Schedule 4.20 and, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of the Borrower or its Subsidiaries or, to the knowledge of the Borrower, any other party under such leases and the Borrower and its Subsidiaries have paid all rents and other charges due and payable under such leases. A description of all Real Estate as of the Effective Date is set forth in Schedule 4.20. As of the Effective Date, neither the Borrower nor any Subsidiary owns, leases or uses any real property other than as set forth on Schedule 4.20. The Borrower and each Subsidiary owns good and marketable fee simple title to all of its Real Estate, and none of its respective Real Estate is subject to any Liens, except Permitted Liens. Neither the Borrower nor any Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any Real Estate or any material real property leased by it.

Section 4.21. Security Interests . The security interests created by the Security Agreement and the other Security Documents in favor of the Administrative Agent for the benefit of the Lenders are, as of the Effective Date, legal, valid and enforceable security interests in all right, title and interest of the Loan Parties in the Collateral, and the Administrative Agent, for the benefit of the Lenders, has a fully perfected first lien on, and security interest in, all right, title and interest in all of the collateral described therein (subject only to Permitted Liens which are prior as a matter of law).

Section 4.22. Name of Borrower and Subsidiaries . Except as set forth on Schedule 4.22, neither the Borrower nor any Subsidiary has changed its name within the preceding five (5) years from the Effective Date, nor has the Borrower nor any Subsidiary transacted business under any other name or trade name.

Section 4.23. Use of Proceeds . The proceeds of the Loans and Letters of Credit are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.9.

Section 4.24. Broker Fees . Except as set forth on Schedule 4.24 and other than fees payable to Administrative Agent and Lenders, neither the Borrower nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

Section 4.25. No Fraudulent Conveyance . Neither the Borrower nor any other Loan Party has entered into this Agreement or any other Loan Document with the actual intent to hinder, delay, or defraud any creditor. Each Loan Party has received reasonably equivalent value in exchange for its respective obligations under the Loan Documents. Giving effect to this Agreement and the Loans and other obligations hereunder, the fair saleable value of each Loan Party’s assets exceed and will, immediately following the execution and delivery of this Agreement, the other Loan Documents and the Acquisition Documents, exceed such Loan Party’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of each Loan Party’s assets is and will, immediately following the execution and delivery of this Agreement, the other Loan Documents and the Acquisition Documents, be greater than such Loan Party’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. No Loan Party’s assets, either before or immediately following the execution and delivery of this Agreement, the other Loan Documents and the Acquisition Documents, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Loan Party intends to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of such Loan Party).

Section 4.26. Related Transactions . The Borrower has furnished to the Administrative Agent true, complete and correct copies of the Acquisition Documents (including schedules, exhibits and annexes thereto). The Acquisition Documents have not subsequently been amended, supplemented, or modified (other than amendments, supplements and modifications, if any, delivered to the Administrative Agent and as expressly permitted by this Agreement) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby. The requirements of Articles VIII of the Acquisition Agreement have been satisfied as of the Effective Date. As of the Effective Date the representations and warranties contained in Articles III and IV of the Acquisition Agreement are true and correct in all material respects (without regard to any “material,” “materiality” or “Material Adverse Effect” qualifications included therein and except those representations and warranties that speak as to a stated date, in which case such representations and warranties shall be true and correct in all material respects as of such date). Each Loan Party has received (i) all waivers and consents from any Governmental Authority as are necessary in connection with the consummation of the transactions contemplated in any Loan Document or Acquisition Document (including the Related Transactions), (ii) each consent described in Section 3.05 of the Acquisition Agreement and (iii) all material third party consents and approvals required pursuant to any material Contractual Obligation with any other Person (excluding those landlord waivers which the Loan Parties are unable to obtain after using commercially reasonable efforts), consents and approvals as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Acquisition Document (including the Related Transactions) other than those consents and approvals set forth on Schedule 4.4 hereto.

Section 4.27. Schedule Updates . The Borrower shall deliver updates or supplements to the following schedules after the Agreement Date and prior to the Effective Date: Schedule 4.3 (but only as it relates to the disclosure required by the first sentence of Section 4.3), Schedule 4.6(a), Schedule 4.8, Schedule 4.10, Schedule 4.16, Schedule 4.20, Schedule 4.22, Schedule 5.12, Schedule 7.1, Schedule 7.2, Schedule 7.4 and Schedule 7.11, in each case, as may be required to render true and correct the representations and warranties contained in the applicable sections to which such schedules relate; provided that no such supplement to any such Schedules or representation shall be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Required Lenders in writing; provided, further, that, with respect to any updates or supplements to Schedule 7.1, Schedule 7.2, Schedule 7.4 and Schedule 7.11, such Schedules may only be updated or supplemented to the extent that the transaction or event to be included on such Schedules would have been permitted under (and would not result in a Default or Event of Default under) the terms and conditions of the Existing Credit Agreement as in effect at the time of such proposed transaction or event (and if the Existing Credit Agreement is not in effect at such time, as the Existing Credit Agreement was in effect at the time immediately prior to the Existing Credit Agreement ceasing to be in effect). Further, the Administrative Agent may update or supplement (i) Schedule 5.16 after the Agreement Date and prior to the Effective Date to provide for deliveries to be made under Section 3.1 and not obtained prior to the Effective Date and in response to any updates or supplements made by the Borrower to any of the Schedules described above to the extent reasonably necessary to comply with Section 5.11 or to protect the interests of the Administrative Agent and/or the Lenders under the Loan Documents, including the requirement to take any action by the Borrower or its Subsidiaries that the Administrative Agent would reasonably have required to be taken as a condition to the closing and initial funding the Loans had such disclosures been made prior to the Agreement Date and (ii) Schedule 3.1 after the Agreement Date to remove properties, to the extent that the Administrative Agent deems such removal prudent (as determined in the sole discretion of the Administrative Agent), in light of environmental, zoning or title issues affecting such properties.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that from and after the Effective Date and so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1. Financial Statements and Other Information . The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operation, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with Public Company Accounting Oversight Board (U.S.) Standards;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(c) as soon as available (x) and in any event within 45 days after the Fiscal Quarter ending on or immediately prior to the Effective Date, unaudited statement of operations and broadcasting cash flows of the Target as of the end of such Fiscal Quarter, in a form reasonably satisfactory to the Administrative Agent, (y) such financial information as shall be required to support Capital Expenditures included for the Target in accordance with clause (3) set forth in the last sentence of the definition of Consolidated Fixed Charges and (z) in the event the Borrower shall have received an audited balance sheet of the Target and/or the related audited statements of operations and cash flow of the Target for its 2011 fiscal year end, a copy of such audited financial information within ten (10) days after the Borrower’s receipt of such financial information (provided, that, if the Borrower shall have received the financial information required under this clause (z) prior to the Effective Date, the Borrower shall provide such information to the Administrative Agent and the Lenders not later than the Effective Date);

(d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the chief financial officer or treasurer of the Borrower, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the Financial Covenants, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.5 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that no action shall be required by the Borrower under this clause (iii) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrower or its Subsidiaries, including the presentation by the Borrower of its financial statements;

(e) concurrently with the delivery of the financial statements referred to in clause (a) above, a list of all sales or other dispositions of assets made pursuant to Section 7.6(c) and Section 7.6(d) (designating in such whether the Borrower is deeming any sale or disposition to be made under clause (c) or (d) of Section 7.6) of this Agreement by the Borrower and its Subsidiaries during the Fiscal Year most recently ended, including a description of the type of replacement assets and amount and type of other proceeds, if any, received from such sales or other dispositions;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower or any Subsidiary to its shareholders generally, as the case may be;

(g) no later than sixty (60) days after the end of each Fiscal Year, an annual budget for the current Fiscal Year approved by the board of directors of the Borrower including, without limitation, a four-quarter projected income statement, balance sheet and statement of cash flows on a quarter-by-quarter basis;

(h) promptly, but in any event within three (3) Business Days of (i) the execution thereof, a copy of any amendment, supplement or other modification to any of the Acquisition Documents and (ii) receipt or issuance thereof, all material documents transmitted or received pursuant to, or in connection with, any Acquisition Document including, without limitation, any notice given or action taken in respect of a claimed default or breach of an Acquisition Document and any claim for indemnification or reimbursement made with respect to the Acquisition Documents by any party thereto; and

(i) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

In the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or higher fees for any period (an “Applicable Period”) than the Applicable Margin or fees applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or fees for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest or fee amount owing as a result of such increased Applicable Margin or fees for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations in accordance with Section 2.12. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.13(c) and Article VIII hereof.

Any financial statements delivered pursuant to this Section 5.1 shall include segment reporting in accordance with FASB ASC 280.

Section 5.2. Notices of Material Events . The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(e) the occurrence of any default or event of default, or the receipt by the Borrower or any Subsidiary of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any Subsidiary;

(f) upon (and in any event within five (5) Business Days of) the Borrower’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against the Borrower or any Subsidiary, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, could expose, in the Borrower’s reasonable judgment, the Borrower or any Subsidiary to liability in an aggregate amount in excess of $1,000,000; and

(g) any other development in the business or affairs of the Borrower or a Subsidiary that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business . The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to, except as permitted by Section 7.3(a), preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations . The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all of its obligations and liabilities (including without limitation all taxes, assessments and other government charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay or discharge any such obligations or liabilities could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records . The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, so long as the same does not unreasonably interfere with the business of the Borrower or any Subsidiary, to (a) visit and inspect its properties, (b) examine its books and records and to make copies and take extracts therefrom, (c) to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, and (d) upon the occurrence and during the continuance of a Default or Event of Default, conduct appraisals, field examinations and audits of accounts (as defined in the UCC), Inventory and other Property of the Borrower and its Subsidiaries; provided, that the foregoing actions described in clauses (a) through (d) above shall be at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower, however, if an Event of Default has occurred and is continuing, no prior notice shall be required; and provided, further, that each Person obtaining any such information shall hold all such information in accordance with, and subject to, the confidentiality provisions of Section 10.11.

Section 5.8. Maintenance of Properties; Insurance . The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance including, but not limited to, liability, property insurance, commercial general liability, product liability, business interruption, directors’ and officers’ liability, workers’ compensation/employer’s liability and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower and its Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A-” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent. In addition to the foregoing, the Borrower further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, commercial general liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A-” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent to insure the interest of the Administrative Agent, the Issuing Bank and the Lenders in such Collateral. All such property insurance policies shall name the Administrative Agent as loss payee and all liability insurance policies shall name the Administrative Agent as additional insured. The Borrower shall deliver the original certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever and a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of the Borrower or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If the Borrower fails to provide and pay for such insurance, the Administrative Agent may, at the Borrower’s expense, procure the same, but shall not be required to do so. The Borrower agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all material reports made in any reporting forms to insurance companies, and such other reports made to insurance companies as the Administrative Agent may request from time to time.

Section 5.9. Use of Proceeds and Letters of Credit . The Borrower will use the proceeds of the Term Loans to (i) to finance the Acquisition on the Effective Date, (ii) to refinance certain Indebtedness of the Borrower, the Target and the other Subsidiaries on the Effective Date, and (iii) to pay costs and expenses related to the Acquisition and such refinancing on the Effective Date. The Borrower will use the proceeds of Revolving Loans to finance working capital needs, Capital Expenditures, acquisitions permitted pursuant to Section 7.3(b) and for other general corporate purposes of the Borrower and its Subsidiaries after the Effective Date. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

Section 5.10. Further Assurances . The Borrower will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which the Administrative Agent or any Lender may reasonably request, to effectuate the transactions contemplated by the Loan

Documents. Without in any way limiting the foregoing, upon receipt of an affidavit of an officer of the Administrative Agent or any Lender as to the loss, theft, destruction or mutilation of the Notes, any Mortgage relating to Real Estate or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Notes, Mortgages relating to Real Estate or such other Loan Document, the Borrower will, and will cause its Subsidiaries to, issue, in lieu thereof, a replacement thereof, dated the date of the original Notes, any Mortgage relating to Real Estate or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 5.11. Lien Perfection . The Borrower agrees to, and to cause each other Loan Party to, take such action as may be requested by the Administrative Agent to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lenders) security interest in the Collateral in accordance with the Security Agreement. The Borrower hereby authorizes the Administrative Agent to file any such financing statement on such Borrower’s behalf describing the Collateral as “all assets of the debtor” or “all personal property of the debtor.”

Section 5.12. The Blocked Accounts .

(a) Each Collateral Related Account owned or maintained by the Borrower or any Subsidiary shall be maintained at a bank or financial institution which is reasonably acceptable to the Administrative Agent (each such bank, a “Cash Management Bank”). As of the Effective Date, each deposit account and securities account of each Loan Party is listed on Schedule 5.12 and such schedule designates which accounts are Collateral Related Accounts. Each Collateral Related Account maintained by a Loan Party shall be subject to a control agreement and lockbox agreements as the Administrative Agent may reasonably require (a “Blocked Account Agreement”), each in form and substance reasonably satisfactory to the Administrative Agent and such bank or financial institution (each such account, a “Blocked Account”). Each such Blocked Account Agreement shall provide, among other things, that from and after the Effective Date, the relevant Cash Management Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may, or shall if directed by the Required Lenders, be given by the Administrative Agent at any time at which an Event of Default has occurred and is continuing), to forward immediately all amounts in each Collateral Related Account, as the case may be to the Administrative Agent per its instructions and to commence the process of daily sweeps from such account to the Administrative Agent.

(b) In the event that any Loan Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Loan Party shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account.

Section 5.13. Formation of Subsidiaries . At the time of the formation of any direct or indirect Subsidiary of the Borrower (other than a Foreign Subsidiary) after the Agreement Date or the acquisition of any direct or indirect Subsidiary of the Borrower (other than a Foreign Subsidiary) after the Agreement Date, the Borrower, shall (a) cause such Subsidiary to provide to the Administrative Agent, for the benefit of the Lenders, a Subsidiary Guaranty Supplement and a joinder and supplement in a form reasonably satisfactory to the Administrative Agent, pursuant to which such Subsidiary shall agree to join as a Loan Party under the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent, (b) pledge, or cause to be pledged, to the Administrative Agent, for its benefit and the benefit of Lenders, all of the Equity Interests of such Subsidiary to secure the Obligations, and (c) provide to the Administrative Agent, for the benefit of the Lenders, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation or acquisition and the execution and delivery of the applicable documentation referred to above. At the time of the formation or acquisition by any Loan Party of a direct Foreign Subsidiary after the Agreement Date, the Borrower shall pledge, or cause to be pledged, to the Administrative Agent, for its benefit and the benefit of Lenders, 65% of the Equity Interests of such Subsidiary (or, if the aggregate ownership interest of the Loan Parties is less than 65%, all of the Equity Interests owned by the Loan Parties) to secure the Obligations; provided, however, that, so long as the total assets owned by each of the Foreign Subsidiaries whose Equity Interests have not been pledged pursuant to this Section 5.13 does not exceed $10,000,000 in the aggregate at the time of determination, such pledge of the Equity Interests of such Foreign Subsidiary shall not be required. Nothing in this Section 5.13 shall authorize the Borrower or any Subsidiary of the Borrower to form or acquire any Subsidiary absent express authorization to so form or acquire such Subsidiary pursuant to Article VII. Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a “Loan Document” for purposes of this Agreement.

Section 5.14. Real Estate .

(a) In the event any Loan Party acquires a fee or leasehold interest in Real Estate after the Agreement Date (i) in the case of any fee interest in Real Estate, with a Fair Market Value equal to or in excess of $5,000,000 or (ii) that is material to the operation of any business unit or division of the Borrower or its Subsidiaries, the Borrower shall, or shall cause the respective Loan Party to, deliver to Administrative Agent a fully executed Mortgage with respect to such Real Estate, together with such title insurance policies, surveys, Appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Administrative Agent; provided, however, the requirements of this subsection shall not apply to any fee or leasehold interest in Real Estate acquired on the Effective Date in connection with the Acquisition unless specifically required by Schedule 3.1.

(b) The Borrower shall, and shall cause each Loan Party to, use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located and that is material to the operation of any business unit or division of the Borrower or its Subsidiaries, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

(c) If the fee interest in the real property subject to the Knoxville Lease is reconveyed to the Borrower or any of its Subsidiaries, then, no later than five Business Days following such reconveyance, a fee deed of trust shall be granted to the Administrative Agent for the benefit of the Lenders and the leasehold deed of trust previously granted to the Administrative Agent with respect to such real property will be cancelled.

Section 5.15. Estoppel Certificates .

(a) After request by the Administrative Agent, the Borrower shall, within fifteen (15) days of such request, furnish the Administrative Agent for the benefit of Lenders or any proposed assignee of any Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Notes, (ii) the unpaid principal amount of the Notes, (iii) the rate of interest of the Notes, (iv) the terms of payment and maturity date of the Notes, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Notes, the Mortgages on any Real Estate and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof and (ix) as to any other matters reasonably requested by the Administrative Agent and reasonably related to the obligations created and evidenced by this Agreement, the Loan Documents, the Mortgages or the applicable Real Estate.

(b) The Borrower shall use its commercially reasonable best efforts to deliver to the Administrative Agent for the benefit of the Lenders, promptly upon request of the Administrative Agent, duly executed estoppel certificates from any one or more Tenants (as defined in the applicable Mortgage relating to Real Estate) of Real Property that is subject to a Mortgage attesting to such facts regarding any Lease as the Administrative Agent may require, including, but not limited to, attestations that each such Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c) The Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent for the benefit of the Lenders upon request, estoppel certificates from each party under any reciprocal easement agreement and from any ground lessor under any ground lease in form and substance reasonably acceptable to the Administrative Agent.

Section 5.16. Post-Closing Obligations .

The Borrower shall deliver to the Administrative Agent each of the documents, instruments, agreements and other items described on Schedule 5.16, and/or take the actions described on Schedule 5.16 on or prior to the date(s) specified with respect to such delivery as set forth on Schedule 5.16. All such deliverables shall be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that from and after the Effective Date and so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1. Leverage Ratio . The Borrower will not permit the Leverage Ratio, as at the last day of each Fiscal Quarter set forth below, to exceed the ratio set forth opposite such corresponding Period (provided, that Period I and Period II below shall only be applicable for purposes of this Section 6.1 if the Effective Date occurs during the Fiscal Quarter immediately prior to the Fiscal Quarter ending on such date):

Period	Fiscal Quarter Ending	Leverage Ratio
Period I	March 31, 2012	4.75 to 1.00
Period II	June 30, 2012	4.00 to 1.00
Period III	September 30, 2012	3.50 to 1.00
Period IV	December 31, 2012	2.50 to 1.00
Period V	March 31, 2013	2.50 to 1.00
Period VI	June 30, 2013	2.50 to 1.00
Period VII	September 30, 2013	2.50 to 1.00
Period VIII	December 31, 2013	2.50 to 1.00
Period IX	March 31, 2014	2.50 to 1.00
Period X	June 30, 2014	2.50 to 1.00
Period XI	September 30, 2014	2.50 to 1.00
Period XII	December 31, 2014 and thereafter	2.00 to 1.00

Section 6.2. Fixed Charge Coverage Ratio . The Borrower will not permit the Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter commencing with the first full Fiscal Quarter following the Effective Date, to be less than 1.15 to 1.00.

Section 6.3. Pro Forma Adjustments . With respect to any period during which a Permitted Acquisition or a Disposition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Article VI, Consolidated EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by the Administrative Agent in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided that if such business so acquired does not have historical audited financial statements, unaudited financial statements which are in form and substance reasonably acceptable to the Administrative Agent may be used in lieu thereof.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that from and after the Effective Date and so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1. Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries existing on the Effective Date and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Borrower or any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements and (ii) extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided, further, that the aggregate principal amount of such Indebtedness under this clause (c) does not exceed $10,000,000 at any time outstanding;

(d) unsecured Indebtedness of a Loan Party owing to another Loan Party;

(e) Indebtedness in respect of Hedging Obligations permitted by Section 7.10;

(f) other Indebtedness of the Borrower and/or its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided, no such Indebtedness under this clause (f) shall have a maturity date earlier than the date occurring six (6) calendar months after the later of the Revolving Commitment Termination Date and the Term Loan Maturity Date; and

(g) other unsecured Indebtedness of the Borrower and/or its Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided, no such Indebtedness under this clause (g) shall have a maturity date earlier than the date occurring six (6) calendar months after the later of the Revolving Commitment Termination Date and the Term Loan Maturity Date.

The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the later of the Revolving Commitment Termination Date and the Term Loan Maturity Date.

Section 7.2. Liens . The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) Permitted Liens;

(b) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(c) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) and (b) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and

(d) Liens securing Indebtedness permitted to be incurred under Section 7.1(f).

Section 7.3. Fundamental Changes; Permitted Acquisitions .

(a) The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred and be continuing (i) a Subsidiary of the Borrower may merge with and into the Borrower or another Subsidiary (including a merger of the Target with and into Scripps Media); provided, that, (x) in the case of a merger involving the Borrower, the Borrower shall be the survivor of such merger and (y) in the case of a merger involving a Loan Party, a Loan Party shall be the survivor of such merger, (ii) a Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Loan Party and (iv) a Subsidiary of the Borrower may liquidate or dissolve in accordance with applicable law if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries and will not adversely affect the Borrower’s ability to perform its obligations under this Agreement.

(b) Notwithstanding the foregoing, any Loan Party may acquire (whether by purchase, merger or otherwise) all or substantially all of the assets of, all or a majority of the Equity Interests of, or a business line, unit or division of, any Person (the “Permitted Acquisition Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions or waiver thereof by the Requisite Lenders:

(i) the Administrative Agent shall receive written notice at least fifteen (15) Business Days’ prior to the consummation of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition

(ii) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Agreement Date or similar, related, ancillary or complementary businesses, and which business would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Loan Parties prior to such Permitted Acquisition;

(iii) after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, the Borrower and its Subsidiaries shall be in compliance with the Financial Covenants and the Borrower shall provide the Administrative Agent with evidence satisfactory to the Administrative Agent that the Borrower and its Subsidiaries are in such compliance, including supporting documentation regarding calculation of the Acquisition Basket;

(iv) in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be pledged by the applicable Loan Party to the Administrative Agent in accordance with Section 5.13, and Borrower shall have taken, or caused to be taken, promptly, each of the other actions set forth in Section 5.13; provided, that, after giving effect to the purchase or other acquisition under this clause (iv), the Permitted Acquisition Target shall be a Subsidiary of the Borrower that is not a Foreign Subsidiary;

(v) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the Permitted Acquisition Target’s board of directors or comparable governing body (and shareholders, if necessary) prior to the consummation of the Permitted Acquisition;

(vi) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Liens permitted by Section 7.2);

(vii) the Borrower shall have delivered to Administrative Agent (A) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $25,000,000, at least 10 Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with the covenants set forth in Article VI as required under clause (iii) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with the covenants set forth in Article VI and (B) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $50,000,000 promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements for such period that are available;

(viii) the Acquisition Consideration for any such acquisition (or series of related acquisitions), together with the Acquisition Consideration for all such other acquisitions consummated after the Effective Date, does not exceed the Acquisition Basket then in effect;

(ix) the Administrative Agent shall receive evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Permitted Acquisition Target and its Subsidiaries has Consolidated EBITDA for the trailing twelve (12) month period prior to such Permitted Acquisition date of not less than $0; provided, that this clause (ix) shall not apply to any proposed Permitted Acquisition for which the Acquisition Consideration is less than $10,000,000; provided, further, that in no event shall the Acquisition Consideration for all Permitted Acquisitions consummated after the Effective Date in reliance on the foregoing proviso exceed $25,000,000; and

(x) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Agreement Date and businesses reasonably related, ancillary or complementary thereto.

Section 7.4. Investments, Loans, Etc. . The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Equity Interests, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make any loans or advances to, or make any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit or division of such another Person, or purchase or acquire all or substantially all of the assets of another Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”) other than Investments constituting Permitted Acquisitions; provided, that:

(a) the Borrower and its Subsidiaries may make and hold Permitted Investments;

(b) the Borrower and its Subsidiaries may hold the Investments existing on the Effective Date and set forth on Schedule 7.4;

(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make Investments (and, thereafter, may hold such Investments) in an aggregate amount not to exceed $10,000,000 plus the Restricted Payment Basket Amount; and

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and so long as the Loan Parties have unrestricted Cash (which shall include Cash subject to a Lien securing the Obligations) of not less than $100,000,000 immediately prior and after giving effect thereto, the Borrower and its Subsidiaries may make additional Investments (and, thereafter, hold such Investments) in an aggregate amount not to exceed $10,000,000; provided, that the requirement to have unrestricted Cash of not less than $100,000,000 shall cease to apply if the Term Loan has been repaid in full at the time of determination. Prior to consummating an Investment pursuant to this clause (d), the Borrower shall deliver to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower certifying the requirements of this clause (d) have been met.

Notwithstanding any other provision contained herein to the contrary, the maximum amount of Investments which the Borrower or any Subsidiary may make, purchase or otherwise acquire in Foreign Subsidiaries after the Effective Date shall not exceed $10,000,000 in the aggregate.

Section 7.5. Restricted Payments . The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend (other than dividends payable by the Borrower solely in shares of any class of its common stock) on any class of its Equity Interests, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, or other acquisition of, any Equity Interests of the Borrower or any Subsidiary or any options, warrants, or other rights to purchase such Equity Interests, whether now or hereafter outstanding (each, a “Restricted Payment”); provided, that:

(a) Subsidiaries of the Borrower may in any event declare and pay cash and other dividends to the Borrower or another Loan Party;

(b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(i) the Borrower and its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $25,000,000;

(ii) the Borrower and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed $25,000,000 if, as of the date of such proposed Restricted Payment and immediately after giving effect thereto on a Pro Forma Basis, (A) the Leverage Ratio is less than 2.00:1.00 and (B) the Loan Parties have unrestricted Cash (which may include Cash subject to a Lien securing the Obligations) of not less than $100,000,000, and the Borrower delivers to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower certifying the requirements of this clause (ii) have been met; provided, that the requirement to have unrestricted Cash of not less than $100,000,000 shall cease to apply if the Term Loan has been repaid in full at the time of determination; and

(iii) so long as the Loan Parties have unrestricted Cash (which shall include Cash subject to a Lien securing the Obligations) of not less than $100,000,000 immediately prior and after giving effect thereto (provided, that the requirement to have unrestricted Cash of not less than $100,000,000 shall cease to apply if the Term Loan has been repaid in full at the time of determination), the Borrower and its Subsidiaries may make additional Restricted Payments in an amount up to (A) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any Fiscal Year) of the Borrower and its Subsidiaries for the Reference Period minus (B) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of the Loans in accordance with Section 2.12(f). The Borrower shall deliver to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower certifying the requirements of this clause (iii) have been met.

Notwithstanding any other provision contained herein to the contrary, neither the Borrower nor any Subsidiary of the Borrower shall make any Restricted Payments under clause (b) immediately above in an amount greater than (x) $50,000,000 in the aggregate in any Fiscal Year and (y) $250,000,000 in the aggregate during the term of this Agreement. Further, the amount of Restricted Payments available to be made under clause (b) immediately above at any time shall be reduced, on a dollar for dollar basis, by the aggregate amount of all Investments made using the Restricted Payment Basket Amount in accordance with Section 7.4(c).

Section 7.6. Sale of Assets . The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Equity Interests to any Person other than the Borrower or any wholly-owned Subsidiary of the Borrower (or to qualify directors if required by applicable law), except:

(a)(i) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of Inventory and Permitted Investments in the ordinary course of business;

(c) so long as no Default or Event of Default then exists or would result therefrom and the Borrower complies with Section 2.12(c), the sale or other disposition of assets (x) in an amount not to exceed $5,000,000 in the case of any individual sale or disposition or series of related sales or dispositions and (y) in an amount not to exceed $10,000,000 in the aggregate, when taken together with all other such asset sales or dispositions (other than as described in clauses (a) and (b) immediately above) in any Fiscal Year;

(d) so long as no Default or Event of Default then exists or would result therefrom and the Borrower complies with Section 2.12(c), the sale or other disposition of assets in connection with Sale/Leaseback Transactions permitted under Section 7.9;

(e) the Borrower and its Subsidiaries may grant leases or subleases to other Persons of excess office or other space so long as such lease or sublease (x) does not materially interfere with the conduct of the business of the Borrower or any Subsidiary and (y) is on fair and reasonable terms and conditions; and

(f) so long as (x) no Default or Event of Default then exists or would result therefrom, (y) the consideration for such sale is paid solely in cash at the time of such sale and (z) the Borrower complies with Section 2.12(c), Scripps Media may sell the Real Estate located at 1075 Central Avenue, Naples, Florida 34102 for fair market value as determined by the board of directors of the Borrower.

Notwithstanding anything to the contrary, neither the Borrower nor any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, to any Non-Wholly Owned Subsidiary.

Section 7.7. Transactions with Affiliates . The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on a comparable arm’s-length basis from unrelated third parties and (b) any Restricted Payment permitted by Section 7.5; provided, however, this Section 7.7 shall not be deemed to prohibit any of the transactions or relationships with Affiliates contemplated by the agreements listed on Schedule 7.7 attached hereto.

Section 7.8. Restrictive Agreements . The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to prohibitions, restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such prohibitions, restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to prohibitions, restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.9. Sale and Leaseback Transactions . The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into (i) no Default or Event of Default has occurred and is continuing, (ii) the aggregate transaction amount of all Sale/Leaseback Transactions outstanding at such time does not exceed $25,000,000, and (iii) the Borrower applies such proceeds as required in accordance with Section 2.12(c).

Section 7.10. Hedging Transactions . The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Guaranties . The Borrower will not, and will not permit any Subsidiary, at any time to Guarantee, or enter into or assume any Guarantee, or be obligated with respect to, or permit to be outstanding, any Guarantee, other than (a) any Guarantee of Indebtedness permitted by Section 7.1, (b) Guarantees by a Loan Party of obligations under agreements of any other Loan Party entered into by such Loan Party in the operation of its business including agreements entered into in connection with the acquisition of services, supplies, and equipment, in each case so long as providing such Guarantees would be in the ordinary course of business of the Loan Party providing such Guarantee, (c) endorsements of instruments in the ordinary course of business, (d) Guarantees existing on the Effective Date and disclosed on Schedule 7.11 and (e) other Guarantees of obligations not exceeding $1,000,000 at any one time outstanding.

Section 7.12. Accounting Changes . The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or, so long as the Borrower complies with the requirements set forth in Section 5.1(d), permitted by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year to conform its fiscal year to that of the Borrower.

Section 7.13. Government Regulation . The Borrower will not, and will not permit any of its Subsidiaries to (a) be or become subject at any time to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or any other Loan Party or from otherwise conducting business with the Borrower or any other Loan Party, or (b) fail to provide documentary and other evidence of the identity of the Borrower or its Subsidiaries as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Borrower or its Subsidiaries or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

Section 7.14. ERISA Liability . Neither the Borrower nor any Subsidiary shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the fair market value of the assets of any of their Plans would be less (by $1,000,000 or more) than an amount sufficient to maintain a Projected Benefit Obligation Funded Percentage (defined as a fraction, the numerator of which is the fair market value of the assets of a Plan as of January 1 of a particular calendar year, and the denominator of which is the Projected Benefit Obligation of such Plan, under GAAP, as of such date) of at least 70%, the Borrower or such Subsidiary shall make the contributions necessary, by the applicable due dates for making contributions for the Plan Year of any such Plans (all as defined in Code Section 430) (based on the Borrower’s or such Subsidiary’s current actuarial assumptions) to attain a Projected Benefit Obligation Fund Percentage of at least 70%. The Borrower shall not, and shall not cause or permit any Subsidiary or ERISA Affiliate to, cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA.

Section 7.15. Waivers and Amendments . The Borrower shall not, and shall not permit any Subsidiary to, (a) enter into any amendment of, or agree to or accept any waiver with respect to, its Organizational Documents which would adversely affect the rights of the Borrower or such Subsidiary, as applicable, the Administrative Agent or the Lenders, or (b) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation or termination would reasonably be likely to result in a Material Adverse Effect. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Acquisition Documents without the prior written consent of the Administrative Agent except such modifications which do not materially affect the rights and privileges of the Borrower or any Subsidiary and do not materially affect the interests of the Administrative Agent or any Lender under the Loan Documents or the Transaction Documents or in the Collateral.

Section 7.16. Bank Accounts . Without in any way limiting the requirements of Section 5.12, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any lender or other financial institution where cash or cash equivalents are or may be deposited or maintained with any Person, other than (x) Collateral Related Accounts subject to Blocked Account Agreements in accordance with Section 5.12 and (y) the Excluded Accounts; provided that the Borrower and its Subsidiaries may open and maintain petty cash accounts, local accounts for deposits from newspaper machines, trust accounts, payroll accounts and employee benefit accounts so long as the cash and cash equivalents held or maintained in such petty cash accounts, trust accounts, payroll accounts and employee benefit accounts does not at any time exceed (i) $100,000 in any single such account and (ii) $1,000,000 in the aggregate for all such accounts; provided, further, that the cash and/or cash equivalents deposited or maintained in the Excluded Accounts shall not at any time exceed $5,000,000 in the aggregate. Notwithstanding the foregoing, the Borrower shall not be obligated to subject that certain restricted cash deposit held by its insurance carrier to a Blocked Account Agreement so long as maintenance of such account is necessary to provide financial assurance to its insurance carrier of its ability to fulfill certain obligations with respect to cash requirements associated with workers compensation self-insurance.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default . If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower or any other Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in writing in or in connection with this Agreement, any other Loan Document (including the Schedules attached to any of the foregoing) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of a Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.7, Section 5.8, Section 5.9, Section 5.11, Section 5.12, Section 5.13, Section 5.14 (with respect to the Borrower’s or its Subsidiaries’ existence), Section 5.16 or Articles VI or VII; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower or any Subsidiary of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, in the reasonable judgment of the Administrative Agent (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, the Loan Party party thereto, (ii) any Loan Party shall seek to terminate any Loan Document, including, without limitation, any Security Document, (iii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create or maintain a valid and enforceable Lien on the Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document with respect to the Collateral or (iv) any Loan Party shall state in writing that any of the events described in clauses (i), (ii) or (iii) above shall have occurred; or

(g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)(i) the Borrower or any Subsidiary shall receive or have been issued notice of the termination for default or the actual termination for default of any Material Contract which termination could reasonably be expected to have a Material Adverse Effect, or (ii) the Acquisition Documents shall cease to be valid and binding agreements against any party thereto other than in accordance with their express terms to the extent such cessation affects any indemnification provisions provided in the Acquisition Documents or is otherwise adverse in any material respect to the Administrative Agent and the Lenders; or

(l) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in (i) amounts which are required to be funded or otherwise payable by the Borrower and/or any Subsidiary in an aggregate amount exceeding $5,000,000 in any Fiscal Year or (ii) liability to the Borrower and/or its Subsidiaries in an aggregate amount exceeding $10,000,000; or

(m) any judgment or order for the payment of money in excess of $2,500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(o) a Change in Control shall occur or exist; or

(p)(i) the Borrower or any Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of the Borrower or such Subsidiary and such order shall continue in effect for more than thirty (30) days or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrower or such Subsidiary if, as to any of the foregoing, such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

(q) the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Borrower or any Subsidiary, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrower or such Subsidiary to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 8.2. Remedies . If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents and any Bank Product Documents:

(a) With the exception of an Event of Default specified in Section 8.1(h) or Section 8.1(i), the Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders, (i) terminate the Commitments and the LC Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Obligations existing from time to time of a Loan Party to a Lender (or an Affiliate of a Lender) arising in connection with any Bank Product Documents) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(h) or Section 8.1(i), such principal, interest, and other Obligations (other than any Obligations existing from time to time of a Loan Party to a Lender (or an Affiliate of a Lender) arising in connection with any Bank Product Documents) shall thereupon and concurrently therewith become due and payable, and the Commitments and the LC Commitment, shall forthwith terminate, all without any action by the Administrative Agent, the Issuing Bank or any Lender, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c) The Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders exercise all of the post-default rights granted to the Administrative Agent, the Issuing Bank and the Lenders, or any of them, under the Loan Documents or under applicable law. The Administrative Agent, for the benefit of the Issuing Bank and the Lenders, shall have the right to the appointment of a receiver for the Property of the Loan Parties, and the Borrower hereby consents to such rights and such appointment and hereby waives any objection the Borrower may have thereto or the right to have a bond or other security posted by the Administrative Agent, the Issuing Bank or any Lender, or any of them, in connection therewith.

(d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 8.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders an amount equal to the Minimum Collateral Amount. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.27. Pending the application of such deposit to reimbursement of an LC Disbursement, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all LC Disbursements shall have been reimbursed and otherwise satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(e) The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder shall be cumulative, and not exclusive.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent .

(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Revolving Credit Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2. Nature of Duties of Administrative Agent . The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the Administrative Agent or any of its Lender Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent . Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4. Certain Rights of the Administrative Agent . If the Administrative Agent shall request instructions from the Required Lenders, Majority Revolving Credit Lenders and/or Majority Term Loan Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, Majority Revolving Credit Lenders and/or Majority Term Loan Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent . The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity . The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Lender Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent .

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, effective at the close of business on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

Section 9.8. Authorization to Execute other Loan Documents . Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9. Collateral . The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lenders, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement and the Security Documents. The Lenders acknowledge that the Loans, the LC Exposure, all Obligations with respect to Bank Product Documents and all interest, fees and expenses hereunder constitute one Indebtedness, secured by all of the Collateral. The Administrative Agent hereby appoints each Lender, the Swingline Lender, and the Issuing Bank as its agent (and each Lender, the Swingline Lender, and the Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender, the Swingline Lender, or the Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 9.10. Release of Collateral .

(a) Each Lender, the Swingline Lender, and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lenders:

(i) against all of the Collateral, upon final and indefeasible payment in full in cash of the Obligations and termination of all Commitments; or

(ii) against any part of the Collateral sold or disposed of by the Borrower or any other Loan Party if such sale or disposition is permitted by Section 7.6 or is otherwise consented to by the Required Lenders for such release as set forth in Section 10.2, as certified to the Administrative Agent in a certificate of a Responsible Officer of the Borrower.

(b) Each Lender, the Swingline Lender, and the Issuing Bank hereby directs the Administrative Agent, at the sole cost and expense of the Borrower, to execute and deliver or file or authorize the filing of such termination, partial release statements, mortgage releases or other instruments evidencing release of a Lien, and do such other things as are necessary to release Liens to be released pursuant to this Section 9.10 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders, the Swingline Lender, and the Issuing Bank will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10.

Section 9.11. No Other Duties, etc. . Each Lender hereby agrees that none of the Joint Lead Arrangers, Joint Bookrunning Managers, the Documentation Agent or the Syndication Agents listed on the cover page of this Agreement, in their capacities as such, shall have any duties or obligations under any Loan Documents to the Borrower or any Lender.

Section 9.12. Withholding Tax . To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.13. Administrative Agent May File Proofs of Claim .

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices .

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	The E.W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, Ohio 45202
Attention: Senior Vice President, Chief Financial Officer and Treasurer
Telecopy Number: (513) 977-3024

With copies to:	The E.W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, Ohio 45202
Attention: Senior Vice President and General Counsel
Telecopy Number: (513) 977-3729

and

Baker & Hostetler LLP
1900 East Ninth Street
Suite 3200, PNC Center
Cleveland, OH 44114-3482
Attention: Edward S. Ginsburg
Telecopy Number: (216) 696-0740
To the Administrative Agent or Swingline Lender:	SunTrust Bank
303 Peachtree Street, N. E./ 23rd Floor
Atlanta, Georgia 30308
Attention: E.W. Scripps Portfolio Manager
Telecopy Number: (404) 813-5890

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170

To the Issuing Bank:	SunTrust Bank
17th Floor - Mail Code - GA-ATL-3707
245 Peachtree Center Avenue
Atlanta, GA 30303
Attn: Standby Letter of Credit Department
Telecopy Number: (404) 588-8129

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile or other electronic transmission is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments .

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall: (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 10.2(b)) shall not constitute a change in the terms of the Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (except such changes as may be necessary to incorporate the addition of New Term Loan Commitments or New Revolving Credit Commitments (or Loans made with respect thereto) pursuant to Section 2.24), (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (except such changes as may be necessary to incorporate the addition of New Term Loan Commitments or New Revolving Credit Commitments (or Loans made with respect thereto) pursuant to Section 2.24), (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender except in accordance with the terms hereof, (vii) permit or allow any sale or release of, or the subordination of the Administrative Agent’s Lien in, any material Collateral except in conjunction with sales, transfers or releases of Collateral permitted hereunder, including Section 9.10, without the written consent of each Lender, (viii) change any of the provisions of Section 2.27 without the written consent of each Lender; (ix) adversely affect the rights of the Revolving Credit Lenders to an extent greater than any of the other Lenders without the prior written consent of the Majority Revolving Credit Lenders (including, without limitation, waiver of, or amendment to, any condition to funding set forth in Section 3.2 hereof), or (x) adversely affect the rights of the Term Loan Lenders to an extent greater than any of the other Lenders without the prior written consent of the Majority Term Loan Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank or the Issuing Bank without the prior written consent of such Person. In addition to the required consents set forth above, if SunTrust Bank or any Affiliate thereof has entered into a Hedging Transaction with the Borrower and SunTrust Bank is no longer the Administrative Agent or a Lender, the consent of SunTrust Bank or such Affiliate shall be required for any amendment to Section 2.27 or any amendment described in clause (vi) immediately above. Any amendment, modification, waiver, consent, termination or release of any Bank Product Documents may be effected by the parties thereto without the consent of the Administrative Agent or any other Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Section 10.3. Expenses; Indemnification .

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) except as otherwise provided in Section 5.7, all out-of-pocket costs and expenses of the Administrative Agent or any Lender in connection with permitted audits, appraisals and examinations and all out-of-pocket costs and expenses for each field audit or examination of the

Borrower and its Subsidiaries performed by personnel employed by the Administrative Agent or such Lender, and (iv) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, the other Loan Documents and the Bank Product Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Bank Product Document, any Acquisition Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related to the Borrower or any Subsidiary, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) in the case of the Administrative Agent or any Lender, any unexcused breach by the Administrative Agent or such Lender of any of its obligations under this Agreement.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for any damages resulting from the Indemnitee’s gross negligence or willful misconduct.

(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

(g) Notwithstanding the foregoing, with respect to any Loan Party that has entered into an Environmental Indemnity Agreement, which Environmental Indemnity Agreement has not been terminated, released or otherwise modified, such provisions in the Environmental Indemnity Agreement shall control with respect to indemnification regarding Subsection 10.3(b)(iv) above.

Section 10.4. Successors and Assigns .

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, a Lender Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the any Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and, to the extent applicable, Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such lower amount unless the Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitments assigned; provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, a Lender Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 10.4 if such assignee is a Foreign Lender.

(v) No Assignment to Borrower; Defaulting Lenders. No such assignment shall be made to (A) the Borrower or any Affiliates or Subsidiaries of the Borrower or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Commitment subject to such participation without the written consent of the Participant, (ii) reduce the principal amount of any Loan or LC Disbursement subject to such participation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of any Participant directly affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment subject to such participation, without the written consent of each Participant directly affected thereby, (iv) release any guarantor or limit the liability of any such guarantor under any guaranty agreement except in accordance with the terms hereof, or (v) release all or substantially all collateral securing any of the Obligations. Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.18, Section 2.19 and Section 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process .

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of New York and of any state court of the State of New York located in the city of New York, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL . EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Setoff . In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower or any other Loan Party at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any Subsidiaries to such Lender or Issuing Bank.

Section 10.8. Counterparts; Integration . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent with respect to the facilities set forth herein constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9. Survival . All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.18, Section 2.19, Section 2.20 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10. Severability . Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality . Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower, its Subsidiaries or any of their respective businesses, to the extent provided or made available to it by or on behalf of the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Subsidiaries, except that such information may be disclosed (i) on a need to know basis to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower, its Subsidiaries and their obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12. Interest Rate Limitation . Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the

Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal . The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act . The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.15. Knoxville Lease; Company Consent. . Pursuant to Section 8.01 of the Knoxville Lease, in order to encumber the leasehold interest of Scripps Media in the Project (as defined in the Knoxville Lease), Scripps Media must obtain the consent of Borrower, as Purchaser under the Knoxville Lease, to the same in writing. By execution of this Agreement, Borrower, as Purchaser under the Knoxville Lease, hereby consents to the execution, delivery and recordation of that certain Leasehold Deed of Trust and Absolute Assignment of Leases and Rents and Security Agreement (and Fixture Filing), dated the Effective Date, given from Scripps Media to William Rosenberg, a resident of Davidson County, Tennessee, as trustee for the benefit of the Administrative Agent for the benefit of the Lenders and any other encumbrance on such leasehold interest granted by Scripps Media to the Administrative Agent for the benefit of the Lenders in connection with this Agreement.

Section 10.16. Independence of Covenants . All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.17. No Advisory or Fiduciary Relationship . In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidaires’ understanding, that: (i) (A)

the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the sole lead arranger are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Lenders and the sole lead arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the sole lead arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (B) neither the Administrative Agent nor any Lender or the sole lead arranger has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and the sole lead arranger and their respective Subsidiaries may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor any Lender or the sole lead arranger has any obligation to disclose any of such interests to the Borrower or any of its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or the sole lead arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit and Term Loan Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

THE E.W. SCRIPPS COMPANY

By:	/s/ Timothy M. Wesolowski
Name:	Timothy M. Wesolowski
Name:	Chief Financial Officer

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SUNTRUST BANK, as Administrative Agent, as Issuing Bank, Swingline Lender and a Lender

By:	/s/ Mark E. Kelley
Name:	Mark E. Kelley
Title:	Managing Director

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FIFTH THIRD BANK, as a Lender

By:	/s/ Megan S. Szewc
Name:	Megan S. Szewc
Title:	Vice President

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FIRST TENNESSEE BANK NATIONAL ASSOCAITION, as a Lender

By:	/s/ Tiffany E. Gardner
Name:	Tiffany E. Gardner
Title:	Senior Vice President

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GE CAPITAL FINANCIAL INC., as a Lender

By:	/s/ Stephen F. Schroppe
Name:	Stephen F. Schroppe
Title:	Duly Authorized Signatory

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PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ C. Joseph Richardson
Name:	C. Joseph Richardson
Title:	Senior Vice President

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ Alfonse Simone
Name:	Alfonse Simone
Title:	Authorized Signatory

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Susan Bader
Name:	Susan Bader
Title:	Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christy Wright
Name:	Christy Wright
Title:	Senior Vice President